UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NOBLE INTERNATIONAL, LTD.

(Name of Registrant as Specified In Its Charter)

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June 17, 2008

Dear Noble Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of Noble International, Ltd. which will be held on Thursday, July 17, 2008 at 10:00 a.m. (Eastern Standard Time) at the Hilton Detroit/Troy-Auburn Hills, 5500 Crooks Road, Troy, Michigan 48098 and thereafter as it may be adjourned from time to time.

At this year’s annual meeting, you will be asked to elect seven (7) directors; approve the potential issuance of common stock to ArcelorMittal S.A. upon conversion of Noble’s 6.00% Convertible Subordinate Note due March 20, 2013 to the extent the number of shares issued equals or exceeds 20% of Noble’s common shares outstanding; ratify the appointment of Deloitte & Touche LLP as Noble’s independent registered public accounting firm; and transact such other business as may properly come before the meeting or any adjournments thereof.

Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Alternatively, you may vote through the Internet at www.voteproxy.com or by telephone at 1-800-PROXIES. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Thank you for your cooperation, continued support and interest in Noble International, Ltd.

Sincerely,

Thomas L. Saeli

Chief Executive Officer

NOBLE INTERNATIONAL, LTD.

840 W. Long Lake Road, Suite 601

Troy, Michigan 48098

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 17, 2008

10:00 a.m. (Eastern Standard Time)

Notice is hereby given that the Annual Meeting of Stockholders of Noble International, Ltd. will be held at the Hilton Detroit/Troy-Auburn Hills, 5500 Crooks Road, Troy, Michigan 48098 on Thursday, July 17, 2008 at 10:00 a.m. (Eastern Standard Time) to consider and vote upon:

1.	The election of Seven (7) Directors to serve for a one year term expiring at the Annual Meeting of Stockholders to be held in 2009 or until their successors have been duly elected and qualified. The Proxy Statement which accompanies this Notice includes the names of the nominees to be presented by the Board of Directors for election;

2.	The approval of the issuance of common stock to ArcelorMittal upon conversion of Noble’s 6.00% Convertible Subordinated Note due March 20, 2013 to the extent the number of shares issued equals or exceeds 20% of Noble’s common stock outstanding as of March 20, 2008;

3.	The ratification of the appointment of Deloitte and Touche LLP as Noble’s independent registered public accounting firm;

4.	The approval of the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the other proposals; and

5.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

The Board of Directors has fixed the close of business on June 9, 2008 as the record date for determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. To assure that your shares will be represented at the Annual Meeting, please either (1) mark, sign, date and promptly return the accompanying Proxy in the enclosed envelope, (2) vote utilizing the automated telephone feature described in the Proxy, or (3) vote over the Internet pursuant to the instructions set forth on the Proxy. You may revoke your Proxy at any time before it is voted.

Stockholders are cordially invited to attend the meeting in person. Please indicate on the enclosed Proxy whether you plan to attend the meeting. Stockholders may vote in person if they attend the meeting even though they have executed and returned a Proxy.

By Order of the Board of Directors,

Andrew J. Tavi
Secretary

Dated: June 17, 2008

SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this proxy statement. This summary may not contain all of the information that is important to you as a stockholder. Accordingly, we encourage you to carefully read this entire proxy statement, including its Appendices. References in this proxy statement to “Noble,” “we,” “our,” “us” and “company,” unless otherwise indicated, refer to Noble International, Ltd., a Delaware corporation, and our subsidiaries.

Page numbers shown in the subheadings below refer to pages in this proxy statement where more complete information about the subject may be found.

The Annual Meeting of Stockholders of Noble

The annual meeting of stockholders will be held at 10:00 a.m., Eastern time, on Thursday, July 17, 2008 at the Hilton Detroit/Troy-Auburn Hills, 5500 Crooks Road, Troy, Michigan 48098.

Our board of directors has fixed the close of business on Monday, June 9, 2008 as the record date for the determination of our stockholders entitled to notice of and to vote at the annual meeting.

Matters to be Voted on at the Annual Meeting

Our board of directors has approved the following proposals to be considered and voted on at the annual meeting of our stockholders:

Proposal 1: to elect seven directors to serve for a one-year term expiring at the annual meeting of stockholders in 2009 or until their successors have been duly elected; and

Proposal 2: to approve the issuance of common stock to ArcelorMittal upon conversion of Noble’s 6.00% Convertible Subordinated Note due March 20, 2013 (the “Convertible Note”) to the extent the number of shares issued equals or exceeds 20% of Noble’s common stock outstanding as of March 20, 2008; and

Proposal 3: to ratify the appointment of our independent registered public accounting firm; and

Proposal 4: to approve the adjournment of the annual meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the other proposals.

Proposal 1: Election of Directors (page 5)

Seven director nominees are standing for election at the annual meeting and if elected each will serve for a one-year term and until his successor is elected. For information regarding the board of directors, see “Proposal 1: Election of Directors.”

You may vote in one of the following ways:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Required Stockholder Vote to Approve the Election of Directors (page 28)

The election of each nominee for director will require the affirmative vote of the holders of a plurality of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. A plurality of the votes, as distinguished from a majority, is the greatest number of votes cast by those voting.

Proposal 2: Approval of the Issuance of Common Stock to ArcelorMittal (page 29)

We are asking our stockholders to approve the issuance of common stock to ArcelorMittal upon conversion of the Convertible Note to the extent the number of shares issued equals or exceeds 20% of Noble’s common stock outstanding as of March 20, 2008. For information regarding the Convertible Note, see “Proposal 2: Issuance of Common Stock.”

Required Stockholder Vote to Approve the Issuance of Common Stock to ArcelorMittal (page 31)

Approval of the issuance of common stock to ArcelorMittal upon conversion of the Convertible Note, to the extent the number of shares issued equals or exceeds 20% of Noble’s common stock outstanding as of March 20, 2008, will require the affirmative vote of a majority of the shares of our common stock present in person or by proxy, at the annual stockholder meeting and entitled to vote on this matter.

Proposal 3: Ratification of Auditors (page 32)

As a matter of good corporate practice, our stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants to audit our consolidated financial statements for the year ending December 31, 2008. If our stockholders fail to ratify this appointment, other independent registered public accountants will be considered by the board of directors upon recommendation of the audit committee. Even if the appointment is ratified, the board of directors at its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change is in the best interests of the company and our stockholders.

Required Stockholder Vote to Approve the Ratification of our Independent Registered Public Accountants (page 32)

The ratification of our independent registered public accountants will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting.

Proposal 4: Adjournment (page 33)

Reason for Adjournment (page 33)

In the event there are not sufficient votes at the time of the annual meeting to approve Proposal 1, 2 or 3, our chairman, acting in his capacity as chairperson of the meeting, may submit a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies.

Required Stockholder Vote to Approve the Adjournment Proposal (page 33)

Approval of the adoption of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or by proxy, at the stockholder meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that you vote “FOR” each proposal.

Questions and Answers Regarding the Meeting and Voting on the Proposals

Q:	Why am I receiving this proxy statement?

A:	We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the annual stockholder meeting in connection with the proposals specified in the notice of the annual stockholder meeting.

Q:	What is a quorum?

A:	A quorum is the number of shares that must be represented, in person or by proxy, in order for business to be transacted at the annual meeting.

More than one-half of the total number of shares of our common stock outstanding as of the record date (a quorum) must be represented, either in person or by proxy, in order to transact business at the annual meeting. Abstentions and broker discretionary votes are counted for purposes of determining the presence of a quorum.

Q:	Who may vote?

A:	You can vote your shares of common stock if our records indicate that you owned the shares on the record date, which is June 9, 2008.

Q:	How many votes do I have?

A:	Each share of our common stock is entitled to one vote per share at the annual meeting. The enclosed proxy card shows the number of shares you are entitled to vote.

Q:	How do I vote by proxy?

A:	Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed postage-paid return envelope. Alternatively, you may vote your shares through the Internet at www.voteproxy.com or by telephone at 1-800-PROXIES. The proxyholders, Andrew J. Tavi and Thomas L. Saeli, will vote your shares as you instruct. If you sign, date and return the proxy card, but do not vote on a proposal, the proxyholders will vote “FOR” each proposal. Therefore, if you wish to vote “FOR” all the proposals, you may simply sign, date and return your proxy card prior to July 17, 2008.

Q:	What is the effect if I “ABSTAIN”?

A:	Assuming the presence of a quorum, because directors are elected by the plurality of the votes present and entitled to vote in the election of directors voting to “ABSTAIN” will have no effect on the vote on Proposal 1. Because Proposals 2, 3 and 4 require that a majority of our outstanding stock present at the meeting and entitled to vote on these proposals vote in favor of them, your abstention on Proposals 2, 3 or 4 would have the same effect as a vote against these proposals.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement, mail your signed proxy card in the enclosed postage-paid return envelope, or vote through the Internet or by telephone, as soon as possible so that your shares may be represented at the annual meeting. In order to assure that your vote is counted, please vote your proxy as instructed on your proxy card even if you currently plan to attend the annual meeting in person. If you have received multiple proxy cards, your shares may be registered in different names or in more than one account. It is important that you complete, sign, date and return each proxy card that you receive.

Q:	May I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your shares are voted at the annual meeting. You may change your vote in any of the following ways:

•

by sending a written notice of revocation to Andrew J. Tavi, Secretary, Noble International, Ltd., 840 W. Long Lake Road, Suite 601, Troy, Michigan 48098, stating that you would like to revoke your proxy;

•	by a duly executed proxy bearing a later date than your original proxy;

•	by changing your vote through the Internet or by telephone; or

•	by attending the annual meeting and voting in person.

Attending the annual meeting without voting will not revoke a proxy. If you wish to revoke your proxy in a manner other than by attending the annual meeting and voting in person, we must receive your notice of revocation or later-dated proxy no later than the beginning of the annual meeting.

If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, bank or other nominee, you may attend the annual meeting and vote your shares in person. If your shares are held in “street name,” you must obtain a proxy from your broker, bank or other nominee in order to attend the annual meeting and vote. Whether or not you plan to attend the meeting in person, we ask that you return a completed proxy card in order to ensure that your vote is counted.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will not be able to vote your shares on Proposals 2 and 4 without instructions from you. You should instruct your broker, bank or other nominee to vote your shares following the procedure provided by your broker, bank or other nominee. If you do not provide instructions on Proposal 2 or 4, your shares will be considered broker non-votes and will not count as votes for or against Proposal 2 or 4. Your broker, bank or other nominee may exercise discretionary voting on Proposals 1 and 3 and vote your shares without your instructions.

Q:	Who pays for this proxy solicitation?

A:	We will bear the expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement and the accompanying proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about any of the proposals to be voted on at the annual meeting, you should contact:

Noble International, Ltd.

Attn: Andrew J. Tavi

840 W. Long Lake Road, Suite 601

Troy, Michigan 48098 (USA)

Telephone: (248) 519-0700

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JULY 17, 2008

The proxy statement and Noble International, Ltd.’s Annual Report to Stockholders on Form 10-K and Quarterly Report on Form 10-Q for the first fiscal quarter of 2008 are available at www.nobleintl.com for holders of Common Stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors

The nominees for the board of directors are set forth below. Our bylaws provide for the annual election of directors and also authorize the board of directors to set the number of directors at no less than five and no more than twelve. The size of our board is currently set at seven and will be filled by election at the annual meeting to be held on July 17, 2008. Our bylaws also provide that our chief executive officer will be nominated as a director. Our Standstill and Stockholder Agreement dated as of August 31, 2007 (as amended, the “Standstill and Stockholder Agreement”), with ArcelorMittal and Robert J. Skandalaris, our former chairman, provides that ArcelorMittal will have the right to nominate a majority of directors on our board and to nominate a non-independent director to fill any seat on the board previously filled by a non-independent director. The remaining directors are to be independent directors nominated by unanimous vote of the governance committee of our board of directors (or in the absence of a unanimous vote, by majority vote of all the independent directors on our board).

Seven persons have been nominated by the board of directors to serve as directors until the 2009 annual meeting of stockholders. The board of directors recommends that each nominee, Richard P. McCracken, Jean-François Crancée, Jean-Luc Maurange, Philippe Landron, James R. Thomas, Gerard Picard and Thomas L Saeli, be elected to serve until the 2009 annual meeting of stockholders. Information on the background and qualifications of each nominee is set forth on the following page. Each of Mr. McCracken, Mr. Thomas, Mr. Landron and Mr. Picard will satisfy NASDAQ requirements for independent directors.

Our board does not know any reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the annual meeting, the proxies will be voted for a substitute nominee or nominees designated by the board of directors, or the number of directors may be reduced accordingly. In no event will the proxies be voted for more than seven persons.

DIRECTOR NOMINEES

Nominees to serve until the 2009 annual meeting:

Name	Age	Director Since	Positions Held
Richard P. McCracken	60	2008	director (chairman)
Jean-François Crancée	60	2007	director (vice chairman)
Jean-Luc Maurange	46	2007	director
Philippe Landron	59	2007	director
Gerard Picard	61	2008	director
James R. Thomas	51	2008	director
Thomas L. Saeli	51	2002	director, chief executive officer

Richard P. McCracken, age 60, has been a private consultant specializing in divestitures, acquisitions and operating efficiencies since 2004. From 2000 until 2004 Mr. McCracken served as Alcoa’s vice president of finance in the packaging, consumer and distribution group. He also served as a director of Integris Metals, a business venture between Alcoa’s and BHP Billiton’s metal distribution companies. During his tenure as vice president of Finance at Alcoa, Mr. McCracken provided financial, IT and strategic leadership and direction to seven business units with an excess of 100 operating locations, average revenues over $4 billion and cash flow in excess of $300 million. Mr. McCracken holds a B.S. in Fire Protection Engineering from the University of Maryland and an M.B.A. from Duquesne University.

Jean-François Crancée, age 60, has been vice president of ArcelorMittal S.A. (“ArcelorMittal”) in charge of Marketing, Partnership and Commercial Development in its Automotive Worldwide business unit since September 2007 and a member of the management committee of ArcelorMittal Europe R&D, Plates, Automotive and Global Customers since October 2006. From July 2005 to October 2006, Mr. Crancée served as deputy in the Flat Products Europe unit of Arcelor. From 2002 to July 2005, he was an executive vice president of Arcelor’s Automotive Worldwide unit in charge of the Commercial division. Mr. Crancée is a member of the board of directors of Gestamp Automoción, a Spanish automotive supplier and a competitor of Noble. He holds a degree in Business Administration and an M.B.A. degree.

Jean-Luc Maurange, age 46, is vice president of ArcelorMittal in charge of Automotive Europe and a member of the management committee of ArcelorMittal Flat Carbon Europe. From April 2005 to September 2006, Mr. Maurange served as Arcelor’s senior vice president in charge of Automotive and a member of the management committee of Arcelor Flat Carbon Steel Commercial. From April 2002 to April 2005, Mr. Maurange was the managing director of both Arcelor FCS Commercial UK, Ltd. and Perry Willenhall Rowley Regis, as well as a non-executive director of Welbeck Steel Service Center and Laser Welded Blanks, Ltd., all in the United Kingdom. Mr. Maurange is a member of the board of directors of Gestamp Automoción. Mr. Maurange is a graduate of Bordeaux Business School and holds an M.B.A. from Sup de Co Paris.

Philippe Landron, age 59, is a senior banker and senior vice president in the Department of Multinational Corporates of Credit Industriel et Commercial, the fourth largest banking group in France, in charge of Steel, Electrical and Chemical Industries. From 1974 to 1999, Mr. Landron held various executive manager positions at Credit Industriel et Commercial. Mr. Landron holds Bachelor’s and Master’s degrees from Paris Dauphine University and a postgraduate degree in Economic Sciences from Paris Sorbonne University. He is also a graduate of the Institut d’Etudes Politiques de Paris.

Gerard Picard, age 61, was vice-president-finance of the Stainless Steel division of ArcelorMittal from 2006 to June 2007 when he retired. He is currently a consultant in finance. Prior to this role, he held a variety of positions within the ArcelorMittal Group, including head of group finance and treasury activities from 2002 to 2006, also mergers and acquisitions from 2005 to 2006 and CEO of the U.S. sales Branch from 1997 to 2002 . Mr. Picard holds an M.B.A. from HEC business school and has been deemed by the Board to be a financial expert and is now the Chairman of the audit committee and a member of compensation committee.

James Thomas, age 51, has been the chief operating officer for Micro Lamps, Inc., a privately held opto-electronics company providing lighting solutions to the aerospace, automotive and military markets since 2003. As chief operating officer, Mr. Thomas has led negotiations and established international joint ventures with leading opto-electronics companies in Japan, Germany and Switzerland. From 1998 to 2001 Mr. Thomas was president of TEC II, a start-up formed to develop and market innovative solid state lighting devices. Mr. Thomas received both a Bachelor of Science and Masters Degree in Mechanical Engineering from Purdue University as well as a Masters Degree in Management from Northwestern University.

Thomas L. Saeli, age 51, joined our board of directors in 2002. Mr. Saeli also serves as our chief executive officer, a position held since March 2006. Prior to becoming chief executive officer, Mr. Saeli was the vice president of corporate development for Lear Corporation from 1999 to March, 2006. Prior to joining Lear in 1998, Mr. Saeli was a vice president and partner at The Oxford Investment Group, a Michigan-based merchant banking firm, and from 1983 to 1988 served as division manager of financial controls for Pepsico, Inc. Mr. Saeli holds a B.A. from Hamilton College and an M.B.A. from the Columbia University Graduate School of Business.

Executive Officers

Our executive officers who are not also directors are as follows:

David Fallon, age 38, chief financial officer, joined us in 2002. Mr. Fallon has held various positions in the finance department of Noble Metal Processing, Inc. and most recently was vice president of finance. Prior to joining us, Mr. Fallon was the treasury manager at Textron Automotive. From 1997 to 2001, he served as a financial analyst at DaimlerChrysler. From 1991 to 1995, Mr. Fallon held the position of senior accountant at Deloitte & Touche. Mr. Fallon holds a bachelor of science in business administration from the University of Dayton, and an M.B.A. from The Wharton School of Business at University of Pennsylvania. Mr. Fallon is a certified public accountant and a CFA charter holder.

James Orchard, age 57, chief operating officer, joined us in November 2007. Mr. Orchard came to Noble from Faurecia North America where he served as president from 2005 to 2007. Before assuming the role of president of Faurecia North America, Mr. Orchard was president of North American & Asian Operations for Visteon Corporation. Prior to Visteon, Mr. Orchard held multiple executive positions at ZF Friedrichschafen AG, ultimately serving as the chief executive officer of the North and South American Operations. Mr. Orchard earned degrees in business administration and marketing from Indiana University. He is also Chairman of the Original Equipment Suppliers Association.

Dr. Dirk Vandenberghe, age 48, president—Europe and Asia, joined us in August 2007 upon consummation of our acquisition of the TBA business of ArcelorMittal S.A. Prior to joining Noble, Dr. Vandenberghe was general manager of Arcelor Tailored Blank. Dr. Vandenberghe holds a PhD in fluid mechanics and a degree in electro mechanical engineering from the University of Ghent.

Frank Sovis, age 46, president—North America, joined us in 2007. Mr. Sovis came to Noble from Lear Corporation where he served as president of the Interior Systems Division from June 2005 through March 2006. Mr. Sovis was responsible for the worldwide performance of Lear’s second largest division which generated $3.5 billion in sales to major OEM’s produced in 37 facilities. Prior to such role, Mr. Sovis was president of General Motors Division where he performed commercial and program management for all of Lear Corporation’s $6.5 billion business with General Motors. Mr. Sovis earned a B.B.A. and an M.B.A. from the University of Michigan.

Andrew Tavi, age 35¸ vice president, general counsel and secretary, joined us in November 2005 as deputy general counsel and assistant secretary, was appointed our vice president and general counsel in May 2006 and assumed the position of vice president and general counsel, North America upon consummation of our acquisition of the TBA business of ArcelorMittal in August 2007 and until May 2008. Prior to joining us, Mr. Tavi was senior counsel at the law firm of Foley & Lardner LLP, specializing in mergers & acquisitions, securities law and real estate transactions. While at Foley, Mr. Tavi served as our outside legal counsel on numerous transactions and corporate matters. Mr. Tavi holds a B.A. from the University of Michigan and a J.D. from the University of Michigan Law School.

Board of Directors Meetings and Committees

Our board of directors manages or directs the management of our business. During the fiscal year ended December 31, 2007, there were seven (7) meetings of the board of directors. All members attended at least 75% of the meetings of the directors and the committees on which they serve.

Our board has established four standing committees the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.nobleintl.com, in the investor relations section and paper copies will be provide upon request to the office of the Secretary, Noble International, Ltd., 840 W. Long Lake Road, Suite 601, Troy, Michigan 48098.

Compensation Committee

Our compensation committee reviews and makes recommendations regarding the compensation of our executive officers and certain other management staff. Gerard Picard and James R. Thomas currently serve on our compensation committee. In 2007, Larry R. Wendling, Ronald E. Harbour, Robert K. Burgess and Fred Hubacker served on the committee. Each of the current compensation committee members is, and each member serving on the committee last year was, an independent director as defined by Rule 4200(1)(15) of the NASDAQ listing standards. Fred L. Hubacker resigned from the compensation committee in August, 2007, Messrs. Wendling and Burgess resigned in February, 2008, and Mr. Harbour resigned in April, 2008. The compensation committee met three (3) times during the year ended December 31, 2007.

Audit Committee

The audit committee assists the Board in monitoring (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal control function and independent auditors and (4) our compliance with legal and regulatory requirements. Gerard Picard, Richard P. McCracken and Philippe Landron currently serve on the audit committee, and Mr. Picard currently serves as chairman of the audit committee. Van E. Conway, Philippe Landron, Larry R. Wendling and Fred L. Hubacker served on our audit committee in 2007, with Mr. Conway serving as the chairman of the committee. Mr. Hubacker resigned from the audit committee in August, 2007, and Messrs. Conway and Wendling resigned in February, 2008. Each of the current audit committee members is, and each member serving on the committee last year was, an independent director as defined by Rule 4200(1)(15) of the NASDAQ listing standards. The Board of Directors determined that Mr. Picard is, and while chairman Van E. Conway was, an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K. The audit committee met three (3) times during the year ended December 31, 2007.

Executive Committee

The executive committee serves as a liaison between us and our executive management, reviewing certain specified matters on behalf of the board of directors. Jean-François Crancée, Jean-Luc Maurange and Thomas L. Saeli currently serve on the executive committee. Robert J. Skandalaris, Jean-François Crancée, Jean-Luc Maurange, Thomas L. Saeli, Larry R. Wendling and Van E. Conway served on our executive committee during the year ended December 31, 2007. Messrs. Conway and Wendling resigned from the executive committee in August, 2007, and Mr. Skandalaris resigned in April, 2008. The executive committee did not meet during the year ended December 31, 2007.

Committee on Directors and Board Governance

The committee on directors and board governance annually reviews the performance of our directors, makes recommendations for new directors and evaluates and makes recommendations regarding our governance practices. The committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with the procedures described in this proxy statement under the heading “The Committee on Directors and Board Governance.” Philippe Landron and James R. Thomas currently serve on the committee on directors and board governance. Philippe Landron, Robert K. Burgess, Fred Hubacker, Larry R. Wendling and Joseph C. Day served on the committee on directors and board governance in 2007. Each of the current committee members is, and each member serving on the committee last year was, an independent director as defined by Rule 4200(1)(15) of the NASDAQ listing standards. Messrs. Hubacker and Day resigned from the committee in August, 2007, and Mr. Burgess resigned in February, 2008. The committee on directors and board governance did not meet during the year ended December 31, 2007.

Director Attendance at Annual Meetings

Other than our chairman and our chief executive officer, we do not expect our directors to attend the annual meeting of stockholders. Two of our directors attended our 2007 annual meeting of stockholders.

Stockholder Communication with the Board of Directors

Stockholders desiring to communicate with a director or the entire board of directors may address such communication to the attention of our Secretary at our executive offices, and such communication will be forwarded to the intended recipient or recipients.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Our executive compensation program is designed to link executive compensation to corporate performance but relies on a subjective component rather than being primarily formula-driven. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support our short-term and long-term business strategy, to establish a link between executive and stockholder interests and to provide a compensation package based on individual performance and initiative, as well as overall business results, both long- and short-term.

The compensation committee of our board of directors reviews our executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided by similarly situated companies, with data being collected by the committee from public filings and informal surveys. In addition, the compensation committee also considers the compensation reported for executives by the companies included in a group of comparable automotive companies.

Compensation Process

The compensation committee determines the compensation of the chief executive officer and the other executive officers of the corporation, reviews the policies and philosophy set for the next level of key executives, evaluates and recommends to the board of directors all long-term incentive plans and grants equity-based awards under these plans. This process is designed to ensure congruity throughout the executive compensation program. Near the end of each fiscal year, the compensation committee meets to set base salaries for the upcoming fiscal year. At this meeting, the compensation committee also approves and adopts the management incentive plan for the new fiscal year and determines any grants of stock or other equity-based awards to all of our executive officers and other eligible employees. Typically, the chief executive officer makes compensation recommendations to the compensation committee for the executive officers who report to him. These officers are not present at the time of these deliberations. Our chairman then makes compensation recommendations to the compensation committee for the chief executive officer, who is absent from that meeting. The compensation committee may accept or adjust these recommendations. The committee also makes the sole determination of the chairman’s compensation. In addition to the criteria set forth herein, the chairman’s compensation is based upon our operating and financial performance, as well as his leadership and establishment and implementation of the strategic direction for the company.

It is the goal of our compensation committee to establish compensation for our executive officers based on our company’s operating performance relative to comparable companies in related businesses. Compensation for executives is based primarily on the responsibilities of the position and experience of the individual, with reference to the competitive marketplace for management talent, measured in terms of executive compensation offered by comparable companies. In structuring and setting compensation for fiscal 2007, we performed an independent analysis of comparable companies, with particular focus on certain of our competitors. In so doing, we reviewed annual reports, proxy statement information or other publicly available data from the following companies:

• Shiloh Industries	• Borg Warner

• Dofasco, Inc.	• Johnson Controls, Inc.

• Worthington Industries	• Lear Corporation

• Olympic Steel	• Visteon Corporation

• Arvin Meritor	• TRW

• American Axle

In addition, we reviewed compensation survey results from the Economic Research Institute (ERI) Survey for metal fabrication companies, both in the Midwest and nationwide. Our compensation committee generally establishes a general base salary and bonus target for each executive officer based on approximately 90% of the median level from information reviewed. The committee also uses this information to determine the allocation between salary and bonus, along with long term incentive compensation for executives. However, our compensation committee does not rely solely on such percentile analysis in setting base salaries. Rather, it looks at comparable companies for purposes of making determinations that are primarily subjective.

Elements of Executive Compensation and How They Relate to Our Objectives

The key elements of our executive compensation program are base salary, annual bonus, long-term incentives (consisting of our stock, cash-based stock appreciation rights and/or stock options) and perquisites. There is no set policy governing the mix between cash and non-cash compensation. We provide cash compensation in the form of base salary to meet competitive salary norms and in the form of bonus compensation to reward superior performance against specific short-term goals. The bonus compensation is largely dependent upon Noble’s short-term (annual) financial performance and based upon the achievement of a targeted amount of earnings per share of our common stock. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. The compensation committee uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	Performance against corporate and individual objectives for the previous year;

•	Performance relative to industry conditions and competitors;

•	Performance with respect to specific strategic initiatives for the previous year, such as acquisitions or dispositions;

•	Difficulty of achieving earnings and strategic goals in the coming year; and

•	Value of their capabilities to support long-term performance of the company.

The committee also examined Noble’s pursuit of various long-term growth initiatives in 2007 and the efforts of our executive officers in achieving this growth. The compensation committee determined that such efforts should be taken into consideration for purposes of awarding performance bonus compensation.

The committee has implemented several changes in the material components of executive compensation in 2008. The compensation committee engaged Mercer, an independent resource consulting firm, to assist in the determination of appropriate 2008 base salary levels as well as in the design of new annual and long-term incentive programs. The committee determined that the appropriate peer group for benchmarking pay beginning in 2008 consisted of:

• Shiloh Industries	• Standard Motors

• Hayes Lemmerz	• Modine Manufacturing

• Worthington Industries	• Superior Industries

• Olympic Steel	• Sauer-Danfoss

• Gentex	• Stoneridge

• Gentek	• Proliance International

This peer group was developed by selecting companies that were identified as business and/or labor market competitors. Only companies with annual revenues within what Mercer determined to be a reasonable range of our revenues were considered. In addition to this peer group of publicly-traded companies, Mercer utilized compensation data from published surveys to assist in the determination of appropriate compensation levels for the executive team.

Beginning in 2008, Noble is implementing a new annual incentive program. This program is best characterized as a profit-sharing program, whereby certain key executives will receive certain bonus compensation in the event that Noble achieves a certain threshold of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Specific award opportunities and performance levels are being developed by our board of directors in conjunction with Mercer, and payouts pursuant to this new annual incentive program will be based upon a formula measuring corporate and/or business unit performance, as appropriate. These details will be included in the proxy statement we will distribute to shareholders in advance of our 2009 annual meeting of shareholders.

In addition to the annual incentive program, Noble granted stock options to approximately 14 officers in early 2008. These options have an exercise price equal to the closing price of our common stock on the date of grant. We expect to continue the periodic granting of stock option as appropriate and consistent with our overall compensation goals and strategy.

Base Salary

Base salaries are the principal measure in helping us attract and retain talented management team members because it provides these individuals with a degree of financial certainty not representative of our other compensation methods. In establishing base salaries, the committee reviews the market and comparable company analysis previously described, as well as the experience, seniority and expected contributions of the individual officer. While there is no set formula for determining base salaries, the committee generally begins its analysis with the base salaries for each executive officer in the prior year, then adjusts as necessary based on these factors.

Base salaries in 2007 for our executive officers were based upon an examination of external market data, compensation surveys provided by our human resource department and internal equity arrangements, as well as their experience, performance and the nature and scope of their duties within the company. Where appropriate, the compensation committee used base salary from 2006 as a standard for 2007 base salary, with moderate increases for certain officers given our growth and acquisition activity.

Annual Cash Bonus

Cash bonuses are generally awarded, at the discretion of the compensation committee, to executive officers based in part on the overall financial performance of the company and in part on the performance of the executive officer with respect to the company’s strategic goals. In previous years, our financial performance has been measured by revenue and operating income growth and actual performance against budgeted performance. Historically this has been measured by the company’s earnings per share of our common stock (“EPS”). Although annual bonuses have depended primarily on the achievement of these performance objectives, the compensation committee may adjust bonus measures and awards based on other financial or non-financial actions that the compensation committee believes will benefit long-term stockholder value.

For 2007, the compensation committee determined that the company would not pay bonuses to any executive based on our financial performance because we did not achieve targeted EPS of $1.50. The compensation committee did award cash bonuses to certain executives (including one named executive officer) for their significant contributions and performance with respect to the company’s significant acquisition activity in 2007. In addition, one named executive officer received a “stay” bonus relating to his agreement to remain with the Company for a period of time following an acquisition in 2006.

Equity Incentive and Stock Appreciation Right Programs

We use stock incentive programs to offer long-term incentives to our executive officers and key employees, and also to support our efforts to retain these officers and employees. We regard these programs as a key retention tool. Non-employee directors, consultants and independent contractors also are eligible for awards under some of our equity incentive programs. Our stock incentive programs include

(1) a stock option plan,

(2) a stock incentive plan that provides for grants of restricted stock and stock awards, including matching awards for open market purchases, and

(3) a stock appreciation rights plan that gives plan participants the opportunity to realize financial gain matched to increases in our stock value without the company being required to issue shares.

There is no set formula for the granting of awards to individual executives or employees. Grants under our stock incentive plan and our stock appreciation plan are subject to such restrictions and vesting conditions as the compensation committee deems appropriate, including, without limitation, that the participant remain in the continuous employ or service of Noble or a subsidiary for a certain period or that the participant or Noble (or any subsidiary or division) satisfy specified performance goals.

Stock Awards Granted

As a result of the unique challenges faced by the compensation committee in 2007, including significant growth and changes in the composition of our Board of Directors (and compensation committee), the committee did not grant long-term incentive compensation to any executive officer.

In June, 2007, we did grant certain officers and other employees (including all of the named executive officers) the right to receive a “match” of 50% of shares purchased by such officers and employees from us pursuant to a one time program under our 2001 Employee Stock Incentive Plan. The restricted stock awards were granted under the Noble International, Ltd. 2001 Stock Incentive Plan (the “Plan”). The maximum number of matched shares was determined by dividing Two Hundred Fifty Thousand Dollars ($250,000) (the maximum amount of stock each participant was eligible to purchase pursuant to the offer) by the seven (7) day average of the closing price of our common stock, as reported on the NASDAQ, preceding the date of grant (the “Fair Market Value”). The actual number of matched shares granted for each named executive officer are set forth in the Table entitled “2007 Grants of Plan-Based Awards” set forth below. The matched shares were initially subject to a two-year vesting period, which among other things, require that the named executive officer remain employed by us during such time. This restriction was subsequently waived by our compensation committee. According to the awards, in the event of a “change in control” of Noble (as defined in the Plan), any unvested shares would immediately vest in the recipient.

Timing of Grants

Generally, stock awards to our executive officers and other key employees are granted annually in conjunction with the review of the individual performance of our executive officers. We did not have any options available for grant at the time of these reviews for the 2006 fiscal year, so no such awards were made in 2007. However, we did grant restricted shares as part of the 2007 Stock Match Program. The Company believes that stock-based compensation provides incentives to our executives and aligns their interest with those of our equity holders. The 2007 Stock Match Program allowed our executives to use personal resources to acquire stock in the Company and provide additional capital to the Company, and receive a match of 50% of the acquired stock in doing so. Executives who participated in the program risked losing the matched portion if they did not continue their employment with the Company through the vesting period, and were prohibited from selling their purchased shares during the same period.

Perquisites

In support of our goal to attract and retain highly qualified and motivated management members, our executives are entitled to benefits that are not otherwise available to all of our employees. These perquisites include car and gas allowances, reimbursement of country club dues and participation in our non-qualified deferred compensation plan (on the same terms as all of our “highly compensated” salaried employees). Our health and insurance plans are the same for all employees. In general, our employees pay 12% of the health premium due.

Retirement

We maintain a 401(k) defined contribution plan to provide all employees with the opportunity to save for retirement on a tax-deferred basis. In any plan year, we will contribute for each participant a matching contribution equal to 100% of the first $1,200 contributed to the plan by a participant, then 50% of the next $4,600 contributed, up to a maximum matching contribution of $3,500. All eligible executive officers participated in our 401(k) plan during 2007 and received matching contributions.

We sponsor a non-qualified deferred compensation plan that allows senior executives to defer cash compensation that they would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in saving for their retirement. See “Executive Compensation—Non-Qualified Deferred Compensation Plan” for additional information about this plan.

We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Compensation on Termination of Employment

Each of our named executive officers has an employment agreement that provides for compensation on termination of employment. We believe that these types of agreements are important for retention purposes. For additional information on compensation on termination of employment, including after a change of control, death, disability and voluntary termination, see “Executive Compensation—Compensation on Termination of Employment.”

Other

Under section 162(m) of the Internal Revenue Code and regulations adopted by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation in excess of $1.0 million in a year paid to an executive officer required to be named in the summary compensation table of our proxy statements. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements such as stockholder approval are satisfied. We plan to take actions, as necessary, to insure that our stock option, stock appreciation rights and executive compensation plans qualify for exclusion, although we also wish to preserve flexibility to offer compensation that meets our business goals even if it is not deductible for federal income tax purposes.

Compensation of Named Executive Officers

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of Noble for the year ended December 31, 2007, whom we sometimes refer to in this proxy statement as our “named executive officers”:

(i) Thomas L. Saeli, our chief executive officer;

(ii) David J. Fallon, our chief financial officer;

(iii) Robert J. Skandalaris, our former chairman in 2007;

(iv) Frank J. Sovis, President of our North American Operations;

(v) Michael Azar, our former vice president-administration, secretary, and general counsel; and

(vi) Larry Garretson, our former vice president of operations, who would have been a named executive officer but for the fact that he did not serve as an executive officer on December 31, 2007.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Thomas L. Saeli	2007	575,000	—	127,893	248,931	—	329	36,884	989,037
Chief Executive Officer	2006	417,613	250,000	187,504	368,402	—	—	42,296	1,265,815

David J. Fallon	2007	300,000	40,000	15,350	—	—	3,926	23,903	383,180
Chief Financial Officer	2006	215,000	100,000	—	—	—	3,220	21,319	339,539

Robert Skandalaris	2007	226,562	—	127,893	—	—	18,770	29,430	402,655
Chairman of the Board and Director	2006	250,000	—	—	—	—	10,423	122,326	382,748

Frank Sovis	2007	240,000	—	127,893	—	—	—	21,173	389,066
President, North America

Michael Azar	2007	206,250	—	127,893	—	—	9,265	25,641	369,050
Vice President-Administration and Secretary	2006	170,833	50,000	—	—	—	6,417	29,890	257,141

Larry Garretson	2007	81,410	34,750	—	—	—	—	253,500	369,660
Former Vice President Operations

Notes:

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS123(R) for restricted stock awards held by the named executive officers. The awards, which were granted in June, 2007, were valued based on the 7 day closing price of our common stock preceding the date of grant. The pricing was determined by our compensation committee prior to the grant date.

(2)	The Company expensed $248,931 for financial reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), for stock appreciation rights (or “SARs”) held by Mr. Saeli. Compensation expense for the SARs for each financial reporting period is based on the change in the fair value of the SARs during the period and the percentage of the award that is vested. See “2006 Executive Stock Appreciation Rights Plan” in Note 15 to the financial statements in our Form 10-K for the fiscal year ended December 31, 2007 for the weighted average assumptions used to estimate the fair value of the SARs during 2007. The change in fair value during the period also reflects changes in the market price of our common stock during the period.

(3)	Change in Non-Qualified Deferred Compensation Earnings consists of plan earnings for the calendar year 2007 as reported by the plan.

The following table sets forth information with respect to amounts shown in the “All Other Compensation” column of the summary compensation table.

2007 ALL OTHER COMPENSATION

Name	Year	Perquisites and Other Personal Benefits ($)	Company Contributions to Retirement and 401(k) Plans ($)	Company Contributions to Non Qualified Deferred Compensation Plans ($)	Severance Payments / Accruals ($)(2)	Total ($)
Thomas L. Saeli	2007	29,884	3,500	3,500	—	36,884
David J. Fallon	2007	17,577	3,500	2,826	—	23,903
Robert Skandalaris	2007	25,930	3,500	—	—	29,430
Frank Sovis	2007	17,673	3,500	—	—	21,173
Michael Azar	2007	19,786	2,356	3,500	—	25,641
Larry Garretson	2007	—	3,500	—	250,000	253,500

(1)	Severance amounts reported include all termination compensation paid and/or accrued in 2007.

The following table sets forth information with respect to perquisites granted during 2007 to each of our executive officers listed in the summary compensation table. The amounts in the table are included in the summary compensation table in the “All Other Compensation” column.

2007 PERQUISITES

Name	Year	Business / Auto Allowance	Expense Reimbursement	Fuel Reimbursement	Club Dues	Total Perquisites and Other Personal Benefits
Thomas L. Saeli	2007	18,000	—	4,409	7,475	29,884
David J. Fallon	2007	9,000	4,809	3,768	—	17,577
Robert Skandalaris	2007	13,200	—	2,830	9,900	25,930
Frank Sovis	2007	10,000	—	4,973	2,700	17,673
Michael Azar	2007	13,200	—	2,346	4,240	19,786
Larry Garretson	2007	—	—	—	—	—

Equity Awards

The following table sets forth certain information with respect to options and other plan-based awards granted during or for the year ended December 31, 2007 to each of our executive officers listed in the summary compensation table.

2007 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date(2) ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Thomas L. Saeli	6/29/2007	—	—	—	—	—	—	—	6,257	—	—	20.44	127,893
David J. Fallon	6/29/2007	—	—	—	—	—	—	—	751	—	—	20.44	15,350
Robert Skandalaris	6/29/2007	—	—	—	—	—	—	—	6,257	—	—	20.44	127,893
Frank Sovis	6/29/2007	—	—	—	—	—	—	—	6,257	—	—	20.44	127,893
Michael Azar	6/29/2007	—	—	—	—	—	—	—	6,257	—	—	20.44	127,893
Larry Garretson	—	—	—	—	—	—	—	—	—	—	—	—	—

Notes:

(1)	Shares awarded as a matching contribution in connection with the Company’s 2001 Equity Incentive Plan, initially subject to a vesting period expiring two years from the date of grant in accordance with the terms of such plan.

(2)	Price indicates the closing price of our common stock on June 29, 2007, the date of grant. The grant price per share was $19.98, which represents the 7 day closing price of our common stock preceding the date of grant. The pricing was determined by our compensation committee prior to the grant date.

In 2007, the Company granted restricted stock awards under the Company’s 2001 Stock Incentive Plan to certain executive officers, including certain of the Company’s named executive officers. In connection with the restricted stock awards, each of the named executive officers entered into a Restricted Stock Award Agreement with the Company. Each Restricted Stock Award Agreement, in addition to certain other provisions, provided that the named executive officer receives one share of common stock (the “Matched Shares”) for every two shares of common stock that the named executive officer purchased under the Plan (the “Purchased Shares”). The actual number of shares of our common stock received by each named executive officer pursuant to these Restricted Stock Award Agreements are set forth in the table entitled “2007 Grants of Plan-Based Awards” in this Compensation Discussion and Analysis.

The Matched Shares were initially subject to a two-year vesting period, which among other things, required that the named executive officer remain employed by the Company. In the event of a “change in control” of the Company (as defined in the Plan), any unvested shares would immediately vest in the recipient. In January, 2008, the compensation committee of the board of directors waived the vesting requirement, resulting in the issuance of the Matched Shares owing to each executive officer.

During 2007, one non-employee director received stock awards in the total aggregate amount of 759 shares of common stock pursuant to our 2001 Non-Employee Director Stock Incentive Plan. This award was made in the form of a 33% match of purchases of common stock made by such person on the open market, and is subject to a two-year restriction on trading.

The following table sets forth certain information with respect to all unexercised options and SAR units held by our named executive officers.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable(1)(2)		Unexercisable(2)
Thomas L. Saeli	37,500		112,500	—	15.35	3/1/2016	—	—	—	—
	12,500		37,500	—	16.75	3/23/2016	—	—	—	—
	12,500		37,500	—	17.50	3/27/2016	—	—	—	—
	6,250		18,750	—	18.25	10/27/2016	—	—	—	—
	6,250		18,750	—	18.25	11/15/2016	—	—	—	—
	12,500		37,500	—	19.00	12/14/2016	—	—	—	—
	12,500		37,500	—	19.75	12/19/2016	—	—	—	—
	—		—	—	—	—	—	—	6,257	102,052
David J. Fallon	—		—	—	—	—	—	—	751	12,249
Robert Skandalaris	15,000	(4)	—	—	5.33	5/17/2008	—	—	—	—
	—		—	—	—	—	—	—	6,257	102,052
Frank Sovis	—		—	—	—	—	—	—	6,257	102,052
Michael Azar	21,999	(5)	—	—	5.33	5/17/2008	—	—	—	—
	—		—	—	—	—	—	—	6,257	102,052
Larry Garretson	—		—	—	—	—	—	—	—	—

Notes:

(1)	All option awards outstanding were either vested upon date of grant or upon a period of years; however all option awards were completely vested as of December 31st, 2007.

(2)	Each amount included for Mr. Saeli represents a Stock Appreciation Right (hereafter referred to as a “SAR”), vesting, according to the terms of grant, in equal annual increments over a four year period from the date of grant. SARs disclosed as exercisable reflect 25% of the total number of SARs granted to Mr. Saeli, and SARs disclosed as unexercisable reflect the remaining 75% of the total number of SARs. SARs vest/vested as follows, with full vesting upon a change in control of the company:

Grant Date	SARs Granted	Vesting Schedule	Expiration Date
03/01/06	150,000	25% on each of 3/1/07, 3/1/08, 3/1/09, 3/1/10	03/01/16
03/23/06	50,000	25% on each of 3/23/07, 3/23/08, 3/23/09, 3/23/10	03/23/16
03/27/06	50,000	25% on each of 3/27/07, 3/27/08, 3/27/09, 3/27/10	03/27/16
10/27/06	25,000	25% on each of 10/27/07, 10/27/08, 10/27/09, 10/27/10	10/27/16
11/15/06	25,000	25% on each of 11/15/07, 11/15/08, 11/15/09, 11/15/10	11/15/16
12/14/06	50,000	25% on each of 12/14/07, 12/14/08, 12/14/09, 12/14/10	12/14/16
12/19/06	50,000	25% on each of 12/19/07, 12/19/08, 12/19/09, 12/19/10	12/19/16

(3)	Based on the price of one share of our common stock at the close of business on December 31, 2007.

(4)	These options were exercised by Mr. Skandalaris in March, 2008, and are no longer outstanding.

(5)	Includes 2,000 options that Mr. Azar contributed to charity in December 2007.

The following table sets forth certain information with respect to options exercised and stock awards vested during 2007 by each of our executive officers listed in the summary compensation table.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas L. Saeli	—	—	—		—
David J. Fallon	—	—	738	(1)	14,701	(1)
Robert Skandalaris	—	—	—		—
Frank Sovis	—	—	—		—
Michael Azar	—	—	—		—
Larry Garretson	—	—	—		—

Notes:

(1)	Represents shares held by Mr. Fallon but subject to a restriction on trading which expired in 2007.

Post-Employment Compensation

Non-Qualified Deferred Compensation

In 2001, we adopted the Noble International, Ltd. Deferred Compensation Plan (the “DCP”) for certain key employees, including executive officers. The DCP generally enabled participants to defer all or a portion of their cash compensation earned in a particular year. If an individual elected to defer any amount, the deferred amounts were not reported as compensation for federal income tax purposes in the year earned and were credited to the individual’s deferred compensation plan account. Our board of directors had discretion to determine those employees eligible to participate under the DCP, with Noble matching 50% of the first $2,400 in deferred compensation for a maximum annual match of $1,200. Deferred compensation account balances accrued earnings based on the investment options selected by the participant. Interest, dividends and market value changes were reflected in the individual’s deferred compensation plan account. The DCP provided that deferred compensation account balances are to be paid following the termination of the participant’s employment with us, in a lump sum or over a period of time not to exceed 15 years as determined by us in our sole discretion. Payments under the DCP were to be made in cash.

In December 2006, we amended in its entirety the DCP (as amended, the “NQDC plan”) to comply with recent regulatory and legislative activity and to make the DCP more attractive to our highly compensated employees. All deferrals made after December 2006 will be in accordance with the NQDC plan. After giving effect to the amendment, a committee of the board has discretion to determine those employees eligible to participate, and for 2008 all employees with a base salary of $100,000 have been determined to be eligible to participate. Pursuant to the NQDC plan, Noble will match 100% of the first $1,200 in deferred compensation and 50% of the next $4,600, with an maximum annual match of $3,500. The maximum deferral that may be made in any plan year by a participant cannot not exceed 80% of salary or 100% of an annual bonus. Our common stock is not an eligible investment option. Accrued earnings, interest, dividends and market value changes are reflected in the individual’s deferred compensation plan account in a similar manner as the DCP. We have provided for our obligations to participants in the NQDC plan through a rabbi trust. The NQDC plan also allows in-service distributions in accordance with elections made by the participant at the time of deferral and otherwise in accordance with applicable laws, rules and regulations. Distributions under the NQDC plan upon death/disability or retirement may be in lump sum or installments over a period not to exceed 15 years as elected by the participant at the time of designation of deferral. Distributions made upon termination of employment for any other reasons are made in a lump sum as soon as practical after termination. We do not provide any other non-qualified defined contribution or other deferred compensation plans.

The following table sets forth certain information with respect to non-qualified deferred compensation contributions and earnings during 2007 by each of our executive officers listed in the summary compensation table.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Thomas L. Saeli	28,415	3,500	329	—	32,244
David J. Fallon	5,000	2,826	3,926	—	55,569
Robert Skandalaris	—	—	18,770	—	92,549
Frank Sovis	—	—	—	—	—
Michael Azar	7,500	3,500	9,265	—	101,070
Larry Garretson	—	—	—	—	—

(1)	Executive contributions in 2007 are included in salary amounts listed on the Summary Compensation Table.

(2)	Registrant contributions in 2007 are included in the “all other compensation” amounts listed on the Summary Compensation Table.

(3)	Aggregate earnings are defined as participant’s earnings on plan value throughout 2007. These amounts are reported in “nonqualified deferred compensation earnings” in the Summary Compensation Table.

(4)	The following table reflects the deferred compensation plan contributions made by each of the Named Executive Officers and employee matching contributions in the years when such officers were Named Executive Officers and their compensation was reported in the proxy. Mr. Sovis and Mr. Garretson have not previously been Named Executive Officers. All of these amounts below were reported in the respective Summary Compensation Tables for the years noted.

	Saeli	Fallon	Skandalaris	Azar
2007	$31,915	$7,826	$—	$11,000
2006	—	14,200	—	18,835
2005	n/a	n/a	—	$11,828
2004	n/a	n/a	12,270	$10,789
2003	n/a	n/a	13,930	$13,200
2002	n/a	n/a	11,000	$8,000
2001	n/a	n/a	15,605	$2,400

Other Post-Employment Payments

We have entered into Employment or Severance Agreements with Messrs. Saeli, Fallon, Skandalaris and Azar. The Employment Agreements will give rise to post-employment payments by us as follows:

Thomas L. Saeli: If Mr. Saeli is terminated without “cause” or leaves voluntarily for “good reason,” he will receive 12 months of his base salary in effect immediately prior to termination. In the event he leaves voluntarily or involuntarily within six months of a change of control, he will receive two years base salary in effect on the date of termination. Payments made to Mr. Saeli will be made in accordance with Noble’s customary payroll practices, which currently provide for bi-monthly payments. We will also continue to provide health benefits and monthly country club dues for the relevant period in the event of a change of control, his termination without cause or if he leaves voluntarily for good reason. Mr. Saeli’s Employment Agreement also requires acceleration of vesting and payment of his Stock Appreciation Rights (“SARs”) in the event severance is payable upon a change in control. Upon disability, he will receive 12 months of his monthly base salary in effect on the date of termination, continuation of health benefits and payment of any vested SARs. If Mr. Saeli resigns without good cause, he will be entitled to receive compensation for unused vacation. Mr. Saeli’s Employment Agreement requires him, as a condition to receiving payment for termination, to refrain from defaming or threatening to defame our character and to refrain from disclosing our confidential information.

David J. Fallon: Mr. Fallon’s Employment Agreement generally provides that, if his employment is terminated without “cause,” he leaves voluntarily for “good reason” or upon disability, we will make severance payments to him for 12 months, or at our option in lump-sum payable within 30 days, in an amount equal to his base salary in effect immediately prior to termination. As a condition to receiving termination compensation, he must refrain from directly or indirectly defaming or impugning our character or the character of our employees and directors. Furthermore, upon termination, the Agreement requires him to reasonably cooperate with us with respect to information and knowledge about us which is uniquely within his control and knowledge.

Michael C. Azar: Mr. Azar’s Employment Agreement provided that if he is terminated without “cause,” leaves voluntarily for “good reason” or upon disability, he would receive payments equal to one year of the highest base salary earned by him during his service with us, which shall not be less than $240,000 payable, over 12 months following termination. As a condition to receiving termination compensation, he must refrain from directly or indirectly defaming or impugning our character or the character of our employees and directors. Furthermore, upon termination, the agreement requires him to reasonably cooperate with us with respect to information and knowledge about us which is uniquely within his control and knowledge.

Robert J. Skandalaris: Mr. Skandalaris’ Employment Agreement provided that if he were terminated without “cause,” left voluntarily for “good reason,” left voluntarily or involuntarily, with or without cause, upon a change of control or upon disability, he would receive severance equal to three time his highest annual salary during the preceding three years with us (which highest salary could not be deemed to be less that $400,000 per year) plus payment of any earned incentive bonus, all of which were payable, at our option, over 12 months following termination or in a lump sum payable within 30 days of the termination.

All of the Employment Agreements, with the exception of Mr. Skandalaris’, are subject to, unless we provide prior notice, automatic one-year extensions. Mr. Skandalaris’ Agreement was subject to automatic three-year extensions. Furthermore, if, according to the Employment Agreements, prior to our payment of any severance amount to Robert J. Skandalaris or Michael C. Azar, our independent auditors determine that severance payments we make would be subject to the excise tax on “parachute payments” imposed by Section 4999 of the Internal Revenue Code or any comparable state or local law, we will “gross up,” within ten days after such determination, on a after-tax basis, the executive’s compensation for all federal, state and local income and excise taxes and any penalties and interest. If our independent auditors have not made a determination regarding the excise taxes on the executive’s severance payments prior to the time the executive is required to file a tax return reflecting the severance payments, the executive will be entitled to receive a “gross-up” payment calculated on the basis of the excise tax reported in the executive’s tax return. In the event a tax authority determines that the amount of excise tax imposed on the severance payments is greater than the amount determined by our independent auditors or reflected on the executive’s tax return, the executive will be entitled to receive the full “gross-up” from us calculated on the basis of the tax authority’s determination of the amount of excise tax.

The definition of “cause” in the Employment Agreements of Messrs. Saeli and Fallon includes:

•	An admission of, or conviction of, fraud, embezzlement or theft against us;

•	A plea of no contest or guilty to, or conviction of, a felony or any crime involving moral turpitude;

•	Misappropriation of our funds;

•	Gross negligence, willful or reckless conduct likely to harm our reputation;

•	Substance abuse interfering with job performance;

•	Violations of the duty of loyalty; or

•	Material breach of any provision of the employment agreement.

The definition of “cause” in Messrs. Azar and Skandalaris’ Employment Agreements means intentional theft, fraud, gross negligence, habitual neglect of duties, or perpetual violation of our policies.

The definition of “good reason” in the Employment Agreements of Messrs. Azar, Fallon and Skandalaris means, if we have received written notice of a change in the employee’s position, removal from office or a change in the duties and responsibilities of the current office such that the duties and responsibilities are such that they do not generally belong to an officer in a similar position, and have failed to remedy such event within 30 days. The definition of “good reason” in Mr. Saeli’s Employment Agreements includes:

•	A reduction in base salary contrary to the terms of the Employment Agreement or the failure to receive benefits;

•	A failure to be included in our bonus and incentive programs in effect at the time of signing the Employment Agreement;

•	A substantial change in the employee’s duties and responsibilities which are not generally consistent with the duties and responsibilities of an employee in a similar position; or

•	A relocation of more than 40 miles from the employee’s current work location.

The definition of “change of control” in the Employment Agreements of Messrs. Skandalaris and Saeli includes:

•	A sale or transfer of more than 50% of our ownership interest to an unaffiliated entity;

•	A merger or similar transaction resulting in our shareholders owning less than 50% of the entity of the surviving corporation;

•	Our failure to assign the agreement to a successor upon a merger;

•	A resignation of a majority of our board if they resign without recommending successors;

•	Our filing of bankruptcy or our agreement to a plan reorganization or our dissolution and liquidation; or

•	A sale or transfer of substantially all of our assets.

After termination of employment for any reason, all of the Employment Agreements require that the employee refrain from:

•	competing with us; and

•	disclosing or using our confidential information and trade secrets.

All of the named executive officers must refrain from disclosing or using our confidential information and trade secrets indefinitely, with the exception of Mr. Saeli, whose Employment Agreement provides for confidentiality for a term of two years following termination. Mr. Fallon must refrain from competing with us for a period of two years following termination, unless terminated by us for reasons other than for cause, in which case he must not compete with us for a period of one year. According to the terms of their Employment Agreements, Messrs. Azar and Skandalaris would be prohibited from competing with us for three years following termination unless terminated by us for reasons other than for cause, in which case the prohibition would be for a period of one year. Mr. Saeli must refrain from competing with us for one year following termination unless terminated by us for reasons other than for cause or if he voluntarily leaves for good reason, in which case Mr. Saeli must not compete with us or become employed by any of our competitors throughout the period he is receiving severance payments from us.

All of the agreements have waiver provisions that allow provisions of the agreements, including breach of the non-competition and confidentiality provisions, to be waived by a signed written waiver executed by a majority of our board (or in some instances by our chief executive officer) and the employee.

Subsequent Departures of Robert J. Skandalaris and Michael C. Azar: On April 15, 2008, Robert J. Skandalaris resigned as an employee and director of the Company. Mr. Skandalaris’ departure arose in connection with an Exercise of Sale Option Agreement entered into between Mr. Skandalaris and ArcelorMittal S.A. As part of his departure, Mr. Skandalaris and the Company entered into a Severance and Release Agreement (“Severance Agreement”), which incorporated, among other things certain severance benefits to which Mr. Skandalaris was entitled under the terms of his amended employment agreement. As part of his Severance Agreement, Mr. Skandalaris will receive his annual base salary for a period of three (3) years from the date of his departure at a rate of $400,000 per year. In addition, Mr. Skandalaris will receive Company paid health care insurance for a period of three (3) years, as well as the services of a Company compensated administrative assistant for a period of two (2) years from the date of departure. As part of the Severance Agreement, an entity affiliated with Mr. Skandalaris is entitled to use of approximately 1,200 square feet of office space within the Company’s corporate offices for a period of two (2) years at an annual rate of $1.00 per year. The corporate office space is currently rented by the Company at a rate of approximately $1.83 per square foot per month. Subsequent to February 1, 2009 and until January 31, 2010, the Company’s rental rate will be approximately $1.88 per square foot per month.

Michael C. Azar departed the Company in May, 2008. Pursuant to the terms of a Severance and Release Agreement between the Company and Mr. Azar, Mr. Azar will receive his annual base salary for a period of twelve (12) months from the date of his departure at a rate of $350,000 (his base salary for 2008), as well as health care coverage provided by the Company for the same period.

The following table sets forth certain information with respect to post-termination payments payable by us to each of our executive officers listed in the summary compensation table, assuming such executive officer’s employment was terminated as of the last business day of 2007 (or, in the case of Mr. Garretson, based on the actual date of termination).

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause or for Good Reason(1)	Retirement or Voluntary Termination(2)	Death	Disability(3)	Voluntary or Involuntary Termination Upon Change in Control(4)
Thomas L. Saeli	Severance Pay	575,000	—	—	575,000	1,150,000
	Health Care Benefits Continuation(5)	8,372	—	—	8,372	16,744
	Stock Appreciation Right Vesting	—	—	—	—	144,000
	Country Club Dues	7,475	—	—	7,475	14,950
	Unused Vacation	44,231	44,231	—	—	44,231

	Total	635,078	44,231	—	590,847	1,354,078

David J. Fallon	Severance Pay	300,000	—	—	300,000	300,000

Robert Skandalaris(6)	Severance Pay	1,200,000	—	—	1,200,000	1,200,000
Tax Gross-Up(7)		—	—	—	—	410,139

Total		1,200,000	—	—	1,200,000	1,610,139

Frank Sovis		—	—	—	—	—
Michael Azar(8)	Severance Pay	300,000	—	—	300,000	300,000

Larry Garretson(9)	Severance Pay	250,000	—	—	—	—

(1)	Based on actual triggering/termination date for Mr. Garretson. Assumes the triggering event took place on the last business day of 2007 for all other officers.

(2)	Amounts comprised solely of unused vacation.

(3)	Includes 12 months of base salary, which is subject to offset by any disability payments to employee in accordance with Noble’s disability program.

(4)	Severance payments to Mr. Saeli are payable upon voluntary or involuntary termination within six months of a change in control. Severance payments to all other named executives are payable only upon involuntary termination after a change in control.

(5)	Estimated based on the average cost per employee, net of employee contributions.

(6)	Mr. Skandalaris resigned in April, 2008. The terms of his Severance Agreement are described under the caption “Other Post-Employment Payments” in the Compensation Discussion and Analysis.

(7)	Pursuant to Mr. Skandalaris’ Employment Agreement, the Company agreed to reimburse Mr. Skandalaris for all excise taxes that are imposed on the executive pursuant to Section 280G of the Internal Revenue Code and any income and excise taxes that are payable by the executive as a result of this reimbursement.

(8)	Mr. Azar departed the Company in May, 2008. The terms of his Severance and Release Agreement are described under the caption “Other Post-Employment Payments” in the Compensation Discussion and Analysis.

(9)	Pursuant to the terms of a Severance Agreement between the Company and Mr. Garretson, Mr. Garretson is entitled to receive $250,000 as severance compensation, payable in equal monthly installments over twelve months from April 27, 2007, his date of termination. As a condition to the severance payments, Mr. Garretson has agreed to (i) refrain from defaming us; (ii) upon our request, cooperate with us with respect to information and knowledge regarding us which is uniquely in his control; (iii) refrain from competing with us for a period of one year; and (iv) refrain, indefinitely, from disclosing or using our confidential information.

Director Compensation

Directors who are employees of Noble receive no compensation, as such, for their service as members of the board. In 2007, directors who were not employees of the company but who were not deemed to be “independent” directors under NASDAQ Rules received an annual fee of $40,000, and directors deemed independent under NASDAQ Rules received $65,000, payable in cash or our common stock. In addition, Van E. Conway, Chairman of our audit committee in 2007, and Larry Wendling, the chairman of our compensation committee in 2007, each earned an additional $10,000 for their service in such capacities. Our non-employee directors may elect to receive all or a part of their annual director compensation via stock awards under our non-employee director plan. The pricing of the stock for awards in 2007 was the value of the stock on the date of our 2007 annual meeting of shareholders. Directors who received all or a portion of the fee in stock also received a matching distribution of 33% of the amount of the fee paid in stock, subject to a $15,000 per year limit on stock purchase participation awards. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

Each director who is not, and has not been during the immediately preceding 12-month period, an employee of the company or any subsidiary of the company is eligible to participate in our non-employee director plan, provided that the director is not separately compensated by us as a consultant and does not fail to attend (or otherwise participate in) at least two-thirds of the board meetings. The non-employee director plan provides for the grant of incentive awards consisting of stock grants and stock purchase participation awards. The stock award shares and stock purchase participation award limit are established by the compensation committee at its first meeting following the annual meeting of stockholders each year. Currently, stock purchase participation awards are limited to a maximum of $15,000 per year.

Stock awards will be subject to such restrictions and conditions to the vesting of awards as the compensation committee deems appropriate, including, without limitation, that the non-employee director remain in the continuous service of Noble for a certain period. However, no restricted stock award may vest prior to six months from its date of grant other than in connection with a participant’s death or disability.

Stock awards will be subject to such restrictions and conditions to the vesting of awards as the compensation committee deems appropriate, including, without limitation, that the non-employee director remain in the continuous service of Noble for a certain period. However, no stock award may vest prior to six months from its date of grant other than in connection with a participant’s death or disability.

In 2007, we issued 10,832 shares of our common stock to directors under this plan. Of these, 10,073 were issued as a portion of (or a matching component related to) directors’ fees and 759 pursuant to a match made by one non-employee director who purchased shares of the company in the open market.

The following table sets forth certain information with respect to fees and other compensation paid during 2007 to each member of our board of directors, excluding directors who are listed in the summary compensation table.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jean-François Crancée	40,000	—	—	—	—	—	40,000
Van E. Conway	25,000	71,939	—	—	—	—	96,939
Robert K. Burgess	—	69,996	—	—	—	—	69,996
Larry R. Wendling	30,000	52,493	—	—	—	—	82,493
Jean-Luc Maurange	40,000	—	—	—	—	—	40,000
Philippe Landron	65,000	—	—	—	—	—	65,000
Ronald E. Harbour	65,000	—	—	—	—	—	65,000
Joseph Day(2)	13,333	—	—	—	—	—	13,333
Mark Behrman(2)	13,333	—	—	—	—	—	13,333
Fred Hubacker(2)	13,333	—	—	—	—	—	13,333

Notes:

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS123(R) for stock compensation. These awards represent shares issued in lieu of cash compensation plus additional shares as a matching contribution by the Company with respect to the compensation shares. The awards were valued using the closing price of our common stock on the date of grant.

(2)	Director until August 31, 2007.

(3)	Except as noted in the table, none of the non-employee Directors held any stock options or stock rights awards as of December 31, 2007.

REPORT OF THE BOARD OF DIRECTORS ON COMPENSATION

Our board of directors, as constituted on April 28, 2008, reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007. Based on these reviews and discussions, on April 29, 2008, the board of directors approved the inclusion of the CD&A in this proxy statement.

Sincerely,

Jean-François Crancée

Thomas L. Saeli

Jean-Luc Maurange

Philippe Landron

THE COMMITTEE ON DIRECTORS AND BOARD GOVERNANCE

The Committee on Directors and Board Governance is currently composed of two directors, Philippe Landron and James R. Thomas. Each meets the criteria for independence specified in the listing standards of the NASDAQ.

The principal function of the committee on directors and board governance are to:

•	consider and recommend to the board qualified candidates for election as directors;

•	periodically prepare and submit to the board for adoption the committee’s selection criteria for directors nominees;

•	recommend to the board and management a process for new board member orientation;

•	consider matters of corporate governance and board practices and recommend improvements to the board;

•	review periodically our charter and bylaws in light of statutory changes and current best practices;

•	review periodically the charter, responsibilities, membership and chairmanship of each committee of the board and recommend appropriate changes;

•	review director independence, conflicts of interest, qualifications and conduct and recommend to the board removal of a director when appropriate; and

•	annually assess the committee’s performance.

The committee on directors and board governance’s charter is posted on our website, www.nobleintl.com, in the investor relations section.

The committee on directors and board governance did not meet in fiscal year 2007. See “Nominating Procedures” below for further information on the nominating process.

Nominating Procedures

The Standstill and Stockholder Agreement among the Company, ArcelorMittal and Robert J. Skandalaris provides certain director nomination rights to ArcelorMittal. In addition, the board has adopted membership guidelines that outline the desired composition of the board and the criteria to be used in selecting directors. These guidelines provide that the board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the board should be directors who are not our past or present employees or a significant stockholder, customer or supplier.

In considering candidates for the board, including nominees recommended by security holders, the committee on directors and board governance considers the entirety of each candidate’s credentials and does not have any specific, minimum qualifications that must be met. The committee is guided by the composition guidelines set forth above and by the following basic selection criteria: highest character, integrity and experience.

Director Independence

The board of directors has determined that, for 2007, five of our nine directors were independent under the rules of the NASDAQ. The independent directors were Larry R. Wendling, Van E. Conway, Robert K. Burgess, Ronald E. Harbour and Philippe Landron. In addition, Fred L. Hubacker and Joseph C. Day were independent directors until their departures in August, 2007. The other two directors were Robert J. Skandalaris, former chairman of the board, and Thomas L. Saeli, our chief executive officer. Each of the directors serving on the audit committee, the compensation committee and the committee on directors and board governance were independent under the standards of the NASDAQ. The Company has determined that 4 of the 7 nominees to our board of directors in this proxy statement, Messrs. McCracken, Picard, Landron and Thomas, are independent under the rules of the NASDAQ.

Meetings of Non-Employee Directors

The non-employee directors of the board typically meet in executive session without management present either prior to or immediately following each scheduled board meeting, and as otherwise needed. When the non-employee directors of the board or respective committee meet in executive session without management, and its chairman is unavailable for the executive session, a temporary chair is selected from among the directors to preside at the executive session.

Charters

We have adopted charters for our audit, compensation, executive and corporate governance committees. These charters are published on our website: www.nobleintl.com. We will provide, without charge, a copy of the charters to any stockholder upon written request to our corporate secretary.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, executive officers and directors including our principal executive officer, principal financial officer, general counsel and principal accounting officer. This code of ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and reporting of illegal or unethical behavior. The code of ethics is posted on our website at www.nobleintl.com. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors and will be promptly disclosed on our website.

Whistleblower Policy

Our whistleblower policy is published on our website: www.nobleintl.com. We will provide, without charge, a copy of the whistleblower policy to any stockholder upon written request to our corporate secretary, Andrew J. Tavi. In 2007, we did not receive any complaints under the whistleblower policy relating to any alleged improprieties in accounting or internal controls.

Audit Committee

The board of directors has adopted a written charter for the audit committee which is posted on our website, www.nobleintl.com, in the investor relations section.

Audit Committee Report

The audit report set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Management is responsible for our internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors. Due to the resignations of two of our audit committee members in February, 2008, our entire board of directors acted as our audit committee for purposes of the audit of our financial statements for the year ended December 31, 2007. In this context, the board reviewed and discussed with management and the independent auditors the audited financial statements. The board of directors discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees, as amended, which was superseded by Statement on Auditing Standards no. 114 effective December 15, 2006 (Communications with Audit Committees). In addition, the board of directors has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Noble and its management. Moreover, the board of directors has considered whether the independent auditor’s provision of other non-audit services to Noble is compatible with the auditor’s independence. In reliance on the reviews and discussions referred to above, the undersigned members of our board of directors at the time of filing our annual report on Firm 10-K for the year ended December 31, 2007 determined that the audited financial statements be included in such report, for filing with the SEC.

Sincerely,

Jean François Crancée

Philippe Landron

Jean-Luc Maurange

Thomas L. Saeli

Required Stockholder Vote to Approve the Election of Directors

The election of each nominee for director will require the affirmative vote of the holders of a plurality of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. A plurality of the votes, as distinguished from a majority, is the greatest number of votes cast “FOR” a director nominee by those voting. Therefore, abstentions and broker-non-votes will have no effect with respect to the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: APPROVAL OF THE POTENTIAL ISSUANCE OF COMMON STOCK TO ARCELORMITTAL EQUAL TO OR EXCEEDING 20% OF OUR OUTSTANDING COMMON STOCK UPON CONVERSION OF CONVERTIBLE SUBORDINATED NOTE.

Background

On March 19, 2008, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with ArcelorMittal S.A. (“ArcelorMittal”). Pursuant to the Securities Purchase Agreement, ArcelorMittal agreed to provide subordinated debt financing to us in the form of a convertible subordinated loan in the principal amount of $50 million evidenced by a Convertible Subordinated Note dated March 20, 2008 (the “Issuance Date”) that matures on March 20, 2013 (as amended and restated on April 18, 2008, the “Convertible Note”). We used the proceeds from the Convertible Note to pay down senior indebtedness; the proceeds also provided us with additional liquidity.

Conversion Terms of the Convertible Note

The Convertible Note is convertible, in whole or in part, into shares of our common stock (“Common Stock”) until March 13, 2013. The Convertible Note is convertible into shares of Common Stock at an initial conversion price of $15.75 per share which is equal to a 25% premium over the average of each trading day’s volume-weighted average price (“Average Price”) from and including January 15, 2008 to and including February 15, 2008. The initial conversion price is subject to adjustment as follows: on June 30, September 30, December 31, 2008 and March 31, 2009 (each, a “Reset Date”), the conversion price will adjust to the lower of (i) the conversion price in effect at such Reset Date and (ii) a 30% premium over the Average Price for the 30 days ending on the last trading day immediately preceding such Reset Date. In no event, however, will the conversion price be less than a 30% premium over an Average Price of $8.00, or $10.40 per share.

The conversion price is also subject to adjustment if certain events occur, including a stock split, stock dividend, recapitalization or the issuance of shares of Common Stock, options or other securities convertible into or exchangeable for shares of Common Stock at a price per share, or a conversion or exchange price per share, less than the conversion price of the Convertible Note that is then in effect (collectively, the “Anti-dilution Adjustments”).

Upon conversion of the Convertible Note, the amount to be converted will include any accrued and unpaid interest and any late charges with respect to the principal and interest converted.

Stockholder Approval Requirement

Our common stock is traded on the NASDAQ Global Select Market under the symbol “NOBL.” Consequently, we are subject to the Nasdaq Marketplace Rules (the “Marketplace Rules”). Although the issuance of the Convertible Note did not require stockholder approval under Delaware law, our certificate of incorporation or bylaws or the Marketplace Rules, the issuance of Common Stock equal to or exceeding 20% of our Common Stock issued and outstanding on the Issuance Date upon conversion of the Convertible Note does require stockholder approval under Marketplace Rule 4350(i)(1)(D)(ii). This rules does not allow for the conversion of the Convertible Note to the extent that the number of shares to be issued equals or exceeds 20% of the shares outstanding as of the issue date.

Marketplace Rule 4250(i)(1)(D)(ii) requires NASDAQ-listed issuers to obtain stockholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer before such issuance for a price less than the greater of the book or market value of the issuer’s common stock. For purposes of Rule 4350(i)(1)(D)(ii), the outstanding common stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance and the market value of the issuer’s common stock is deemed to be the closing bid price of the issuer’s common stock immediately prior to entering into such binding agreement.

Marketplace Rule 4350(i)(1)(D)(ii) is applicable to the Convertible Note because (i) the Common Stock issuable upon conversion of the Convertible Note may exceed 20% of the Common Stock outstanding on the Issuance Date and (ii) the initial conversion price of the Convertible Note is less than the Common Stock’s book value on the Issuance Date.

To comply with Marketplace Rule 4350(i)(1)(D)(ii), we agreed in the Securities Purchase Agreement to submit a proposal at our next annual meeting of stockholders to allow for the issuance of all shares of Common Stock issuable upon conversion of the Convertible Note and to use our best efforts to obtain stockholder approval of the proposal. The Convertible Note provides that if we do not obtain stockholder approval, then we may not issue an aggregate amount of shares of Common Stock upon conversion of the Convertible Note that is equal to or in excess of 20% of the Common Stock issued and outstanding on the Issuance Date.

ArcelorMittal holds approximately 49.95% of our currently outstanding Common Stock and may vote these shares with respect to the proposal.

Consequences of the Approval of this Proposal

If the stockholders approve this proposal, then (i) we shall have obtained stockholder approval in satisfaction of Marketplace Rule 4350(i)(1)(D)(ii); (ii) our stockholders shall have authorized the issuance upon conversion of the Convertible Note shares of Common Stock equal to or in excess of 20% of the shares of Common Stock issued and outstanding on the Issuance Date; and (iii) we will be permitted to issue such shares of Common Stock upon conversion of the Convertible Note.

Conversion of the Convertible Note benefits us because, to the extent the outstanding principal amount of the Convertible Note is converted into shares of Common Stock, we are no longer obligated to pay such principal or the interest otherwise due thereon.

Regardless of whether this proposal is approved, assuming a conversion price of $10.40 per share (which is the minimum conversion price that would result from the reset based upon market price, as described above), 4,720,244 shares of our Common Stock can be issued to ArcelorMittal upon conversion of the Convertible Note, because the Convertible Note and Marketplace Rules permit ArcelorMittal to receive the number of shares of Common Stock which is less than 20% of the voting power on the Issuance Date. If the stockholders approve this proposal, assuming a conversion price of the Convertible Note of $10.40 per share, the maximum number of additional shares issuable upon conversion of the Convertible Note as a result of stockholder approval is 87,448 (without taking into effect any Anti-dilution Adjustments or inclusion of unpaid interest or late fees on the Convertible Note). Therefore, if the stockholders approve this proposal, conversion of the Convertible Note will result in the possible issuance of a maximum of 4,807,692 shares of the Company’s Common Stock (without taking into effect any Anti-dilution Adjustments or inclusion of interest or late fees on the Convertible Note). Stockholder approval also would allow the issuance of additional shares to the extent of any Anti-dilution Adjustments (to the extent not currently permitted).

Conversion of the Convertible Note will dilute our earnings per share, dilute the voting interest of our existing stockholders and may result in a decrease in the market price of our Common Stock.

Even if stockholders approve this proposal, the decision to convert the Convertible Note remains with ArcelorMittal, and ArcelorMittal may determine not to convert the Convertible Note.

Consequences of the Failure to Approve this Proposal

If the stockholders do not approve this proposal, ArcelorMittal will continue to have the right upon conversion of the Convertible Note to receive the maximum number of shares of our Common Stock which is less than 20% of the voting power outstanding on the Issuance Date. Assuming a conversion price of $10.40, the maximum number of shares which ArcelorMittal will be entitled to receive if this proposal is not approved is 4,720,244 (without taking into effect any the Anti-dilution Adjustments or inclusion of unpaid interest or late fees on the Convertible Note).

In the event the proposal is not approved at this annual meeting, we expect to include a proposal for such approval not later than our next annual meeting.

Required Stockholder Vote to Approve the Potential Issuance of Common Stock To ArcelorMittal Equal to or Exceeding 20% of our Outstanding Common Stock Upon Conversion of Convertible Subordinated Note.

Approval of the issuance of common stock to ArcelorMittal upon conversion of the Convertible Note, to the extent the number of shares issued equals or exceeds 20% of Noble’s common stock outstanding as March 20, 2008, requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy, at the stockholder meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE POTENTIAL ISSUANCE TO ARCELORMITTAL OF COMMON STOCK EQUAL TO OR EXCEEDING 20% OF OUR OUTSTANDING COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE SUBORDINATED NOTE.

PROPOSAL 3: RATIFICATION OF AUDITORS

The board of directors has appointed Deloitte & Touche LLP as independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2008, and to perform other appropriate services as directed by our management and board of directors.

A proposal will be presented at the meeting to ratify the appointment of Deloitte & Touche LLP as our independent public accountants. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions or to make a statement if he or she so desires. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this appointment, other independent public accountants will be considered by the board of directors upon recommendation of the audit committee. Even if the appointment is ratified, the board of directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Required Stockholder Vote to Approve the Ratification of our Independent Registered Public Accountants

The ratification of our independent registered public accountants will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. Abstentions will therefore have the same effect as a vote against the ratification of our auditors. Broker non-votes will not have any impact with respect to the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL 4: ADJOURNMENT

Purpose

In the event there are not sufficient votes present, in person or by proxy, at the annual meeting to approve the other proposals, our chief executive officer, acting in his capacity as chairperson of the meeting, may propose an adjournment of the meeting to a later date or dates to permit further solicitation of proxies.

Required Stockholder Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. Abstentions will therefore have the same effect as a vote against the adjournment proposal. Broker non-votes will not have any impact with respect to the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL TO ADJOURN THE MEETING IN THE EVENT THAT STOCKHOLDERS FAIL TO APPROVE ANY OF THE OTHER PROPOSALS.

VOTING RIGHTS AND REQUIREMENTS

Voting Securities

The securities entitled to vote at the annual meeting consist of all of the outstanding shares of our common stock, $.00067 par value per share. The close of business on June 9, 2008 has been fixed by our board of directors as the record date. Only stockholders of record as of the record date may vote at the annual meeting.

Quorum

The presence at the annual meeting of the holders of record of a number of shares of our common stock and proxies representing the right to vote shares of our common stock in excess of one-half of the number of shares of our common stock outstanding as of the record date will constitute a quorum for transacting business.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF NOBLE

The following table sets forth information, as of May 31, 2008, concerning the shares of Noble common stock owned beneficially by: (i) each person known by us to own more than 5% of the Noble common stock; (ii) each director and nominee for director; (iii) our executive officers named in the summary compensation table; and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. Except as otherwise indicated, all references to shares of common stock (including option shares) in this proxy statement reflect adjustments made pursuant to our three-for-two split of common stock effected on February 3, 2006.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)
Robert J. Skandalaris(3)	49,104	*
Thomas L. Saeli(4)	53,225	*
Jean-François Crancée	0	*
Philippe Landron	0	*
Jean-Luc Maurange	0	*
David J. Fallon(5)	6,311	*
Richard McCracken	0	*
Gerard Picard	0	*
James Thomas	0	*
Frank J. Sovis(6)	18,770	*
Michael C. Azar(7)	1,301	*
Larry Garretson	0	*
ArcelorMittal S.A.(8) 19 avenue de la Liberte L-2390 Luxembourg Luxembourg	15,030,562	56.0%
St. Denis J. Villere & Company, L.L.C.(9) 601 Poydras St., Suite 1808 New Orleans, LA 70130	3,047,811	13.93%
Soundpost Partners, L.P. / Jamie Lester(10) 405 Park Avenue, 6th Floor New York, NY 10022	1,500,000	6.4%
Munder Capital Management(11) 480 Pierce Street Birmingham, MI 48009	1,311,352	5.6%
All directors and executive officers as a group (12 persons)(12)	80,207	*

*	Less than 1%

(1)	Unless otherwise indicated the address of each named person is 840 W. Long Lake Road, Suite 601, Troy, Michigan 48098.

(2)	Ownership percentages are based on 23,671,760 shares of common stock outstanding (excluding treasury shares). Beneficial ownership is determined in accordance with the rules of the SEC and means voting and investment power with respect to the securities. In accordance with such rules, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options or other rights to acquire shares of common stock held by that person that will become exercisable within 60 days of the date is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Director and Chairman until his resignation in April, 2008. Information is based exclusively on Schedule 13D/A filed by Mr. Skandalaris with the SEC on April 8, 2008.

(4)	Includes 16,287 shares of common stock that we granted to Mr. Saeli in connection with his appointment as chief executive officer, which shares are restricted from trading during Mr. Saeli’s initial employment term.

(5)	Excludes options to purchase 25,000 shares of our common stock at $14.7 per share that are not vested, but vest ratably over three years from January 7, 2008.

(6)	Excludes options to purchase 19,000 shares of our common stock at $14.7 per share that are not vested, but vest ratably over three years from January 7, 2008.

(7)	Executive officer until May, 2008.

(8)	Information is based exclusively on Schedule 13D/A filed by ArcelorMittal S.A. with the SEC on April 8, 2008. Includes (i) 3,174,603 shares issuable upon conversion of a convertible subordinated loan made by ArcelorMittal to the Company in the principal amount of $50 million (the “Convertible Loan”), based upon the current conversion rate of $15.75 per share, and (ii) 41,904 shares held by Mr. Robert Skandalaris with respect to which ArcelorMittal has an option to purchase. The conversion price and number of shares issuable upon converting the Convertible Loan is subject to adjustment on each of June 30, September 30 and December 31, 2008 and March 31, 2009 based upon the simple average of each day’s trading volume-weighted average price for the 30 days ending on the last trading day immediately preceding each such date. The conversion price also is subject to adjustment in certain events. See “Convertible Loan” under the heading “Certain Relationships and Related Transactions”.

(9)	Information is based exclusively on Schedule 13G/A filed by St. Denis J. Villere & Company, L.L.C., a Louisiana limited liability company, with the SEC on January 14, 2008.

(10)	Information is based exclusively on Schedule 13G filed by Soundpost Partners, L.P., a Delaware limited partnership, and Jamie Lester, with the SEC on April 11, 2008.

(11)	Information is based exclusively on Schedule 13G filed by Munder Capital Management, a Delaware general partnership, with the SEC on February 14, 2008.

(12)	Excludes options to purchase 198,000 shares of our common stock at $14.7 per share issued to our executive officers in January, 2008 that are not vested. The options vest ratably over three years from January 7, 2008.

Stock Ownership Guidelines

In November 2006, our compensation committee approved stock ownership and retention criteria for our executive officers, effective January 1, 2007. Under these guidelines, all of our executive officers are required to purchase a minimum amount of our stock, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer. Our chief executive officer is required to purchase and maintain shares equal to two times his base salary, and each other executive officer is required to purchase and maintain shares of our common stock equal to such officer’s base salary. Our executive officers must satisfy these minimum requirements within five years from the later to occur of (a) January 1, 2007 or (b) the date upon which such executive officer became an executive officer.

Our directors are also encouraged to purchase and maintain a minimum amount of our stock, and to maintain this minimum amount throughout their tenure as a director. Specifically, each director is encouraged to own $100,000 in our common stock within five years from the date they first serve as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Directors, certain officers and greater than 10%

beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of Form 3, Form 4 and Form 5 filings furnished to us, or written representations that no Form 5 filings were required, we believe that during the period from January 1, 2007 through December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except the following initial statements of beneficial ownership of our common stock on Form 3 which were filed late: (1) a statement filed by Timothy Gargaro on October 4, 2007 which should have been filed by September 29, 2007; (2) a statement filed by Dirk Vandenberghe on October 3, 2007 which should have been filed by September 21, 2007; (3) a statement filed by George Ianev on October 4, 2007 which should have been filed by September 29, 2007; (4) a statement filed by Robert Burgess on October 11, 2007 which should have been filed by September 10, 2007; (5) a statement filed by Tad Machrowicz filed on March 13, 2008 which should have been filed by September 29, 2007 and (6) a statement filed by Scott Kehoe filed on March 13, 2008 which should have been filed by September 29, 2007.

Principal Accounting Firm Fees

The aggregate amount of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2006 and December 31, 2007 are as follows:

	2006	2007
Audit Fees	$680,574	$1,210,000
Audit Related Fees	0	$67,500

Total Audit and Audit-Related Fees	$680,574	$1,277,500

Tax Fees	277,472	2,157,000
All Other Fees	175,183	0

Total Fees	$1,133,229	$3,434,500

Audit Fees. These fees are for professional services rendered in connection with the audit of our annual financial statements for the year ended December 31, 2006 and December 31, 2007, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for those years.

Financial Information System Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered to us for the year ended December 31, 2007, for the design and implementation of financial information systems.

Tax Fees. These fees relate to federal, state and foreign tax compliance services, including preparation, compliance, advice and planning.

All Other Fees. These fees are for professional services rendered in connection with our acquisitions, debt and equity offerings and other miscellaneous services.

The audit committee has adopted an audit and non-audit services pre-approval policy, which requires the committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provisions of such services does not impair the auditor’s independence. For the year ended December 31, 2007, the audit committee approved all of the audit and non-audit services rendered by Deloitte & Touche LLP listed above.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	34,999	$5.33	1,583,898
Equity compensation plans not approved by security holders	—	N/A	N/A
Total	34,999	$5.33	1,583,898

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our code of ethics requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone, and that no employee, officer or board member may have a personal, financial or family interest that could in any way prevent the individual from acting in the best interest of Noble. Any conflict of interest approval relating to board members or executive officers may only be made after review and approval by the disinterested members of the board of directors. The following matters were and are subject to review pursuant to the foregoing guidelines.

Employment of James Skandalaris

We employ James (“Lee”) Skandalaris, the son of our former chairman, Robert Skandalaris, as director of corporate development at an annual salary of $115,000. James Skandalaris was also paid a bonus of $40,000 during 2007. Prior to joining us in 2006, James Skandalaris worked in a similar capacity at Lear Corporation with our chief executive officer (prior to his joining us). The hiring of James Skandalaris was based on the recommendation of our chief executive officer upon evaluation of James Skandalaris’ performance at Lear Corporation and was not proposed by our chairman. Our compensation committee reviewed and approved the salary and bonus paid to James Skandalaris in 2007.

Acquisition of ArcelorMittal Laser-welded Blank Business and Related Agreements.

On August 31, 2007, the Company acquired substantially all of the tailor laser-welded blank business conducted by ArcelorMittal S.A. and its affiliates in Europe, India, China and the United States (the “ArcelorMittal Business”) in exchange for (i) 9.375 million newly-issued shares of the Company’s common stock, (ii) cash payments of $116.3 million, less capitalized lease obligations, accrued taxes and adjustments for working capital at closing and (iii) $15.0 million paid in the form of a 6% subordinated note maturing in 2012 (the “ArcelorMittal Transaction”). The newly-issued shares of the Company’s common stock were valued at $18.00 per share.

At closing of the ArcelorMittal Transaction on August 31, 2007, ArcelorMittal transferred (i) to one of the Company’s European subsidiaries, all the outstanding ArcelorMittal Business in Europe, China and India, and (ii) to one of the Company’s U.S. subsidiaries, all the outstanding equity interests in ArcelorMittal’s U.S. subsidiary that operates the U.S. portion of the ArcelorMittal Business. The ArcelorMittal Business the Company acquired does not include two laser-welded blank production plants owned by ArcelorMittal subsidiaries in Belgium and Germany, but these facilities are subject to a contract manufacturing agreement with the Company.

In connection with the ArcelorMittal Transaction, ArcelorMittal, the Company and, in certain instances, Mr. Skandalaris, the Company’s chairman of the board of directors at the time, entered into a number of additional agreements that addressed corporate governance matters and the rights of ArcelorMittal and Mr. Skandalaris as stockholders.

Our entire Board of Directors approved the ArcelorMittal Transaction.

Stockholder and Governance Matters

Standstill and Stockholder Agreement

At the closing of the ArcelorMittal Transaction, the Company, ArcelorMittal and Mr. Skandalaris entered into the Standstill and Stockholder Agreement. Mr. Skandalaris’ rights under the Standstill and Stockholder Agreement and related agreements terminated in April 2008 in connection with the acquisition by ArcelorMittal of substantially all of the shares owned by Mr. Skandalaris and his affiliates.

Pursuant to the Standstill and Stockholder Agreement, Mr. Skandalaris and ArcelorMittal agreed for two years from the closing of the ArcelorMittal Transaction not to, among other things: (i) acquire any additional shares of the Company; (ii) solicit proxies or become a participant in an election contest without the other party’s permission; and (iii) enter into an arrangement with a third party with respect to voting, acquiring, holding or disposing of any of the Company’s securities. In addition, the Company and ArcelorMittal agreed for two years from the closing of the ArcelorMittal Transaction not to: (i) acquire any additional shares of the other party; (ii) solicit proxies or become a participant in an election contest involving the other party; (iii) enter into an arrangement with a third party with respect to voting, acquiring, holding or disposing of any of the securities of the other party; (iv) seek to place a representative on the other party’s board of directors or seek to call a meeting of stockholders of the other party; or (v) solicit or assist any person with respect to any business transaction involving the other party.

Under the Standstill and Stockholder Agreement, if ArcelorMittal sold 1.0 million or more of the shares of common stock in the Company that it owned to a third party, then Mr. Skandalaris had the right to sell his common stock in the Company (at the same price and on the same terms). Similarly, Mr. Skandalaris had certain put rights to ArcelorMittal following his death, disability or removal from the Company’s board of directors or as the chairman thereof, but, if such rights were not exercised following the expiration of the put term, ArcelorMittal had certain call rights to purchase all of Mr. Skandalaris’ stock. In addition, if Mr. Skandalaris disagreed with ArcelorMittal regarding a strategic matter for the Company, then Mr. Skandalaris had the put right to sell all of his shares, together with shares of his affiliates, to ArcelorMittal at a pre-determined price but, if such rights were not exercised following the expiration of the put term, ArcelorMittal had the right to purchase all of Mr. Skandalaris’ and affiliates’ shares. If ArcelorMittal declined to purchase Mr. Skandalaris’ shares, then the standstill provisions of the Standstill and Stockholder Agreement would terminate, but the other provisions of the Standstill and Stockholder Agreement, including certain mutual rights of first refusal on sales of shares, would remain in place. Lastly, if Mr. Skandalaris voluntarily resigned from the Company’s board of directors or refused to serve as a director, the restrictions on sales of shares by Mr. Skandalaris during the first two years from the ArcelorMittal closing would no longer apply, except that ArcelorMittal would have a right of first refusal on any shares that Mr. Skandalaris determined to sell.

Representation on the Company’s Board of Directors

Following the closing of the ArcelorMittal Transaction, the Company’s board of directors was expanded from seven to nine members. ArcelorMittal and Mr. Skandalaris nominated four directors and one director, respectively. In addition, each of ArcelorMittal and Mr. Skandalaris were granted certain nomination rights to the audit, compensation and governance committees of the Company’s board of directors. The nomination rights in favor of either party expire if its stock ownership falls below certain pre-determined thresholds. Following the closing of the ArcelorMittal Transaction, and for so long as ArcelorMittal retained any nomination rights, Mr. Skandalaris agreed to vote his common stock of the Company in favor of ArcelorMittal’s nominees, and for so long as Mr. Skandalaris retained any nomination rights, ArcelorMittal agreed to vote its common stock of the Company in favor of Mr. Skandalaris’ nominee.

Strategic Matters

Following the closing of the ArcelorMittal Transaction, and until the earlier of a change of control or the fifth anniversary thereof, the Company agreed not to take any action on certain strategic matters without the prior approval of both Mr. Skandalaris and ArcelorMittal.

Non-competition

Following the closing of the ArcelorMittal Transaction, and until the fifth anniversary thereof, Mr. Skandalaris agreed not to invest in, be employed by, or otherwise engage in a laser-welded blanks business other than the Company.

Registration Rights Agreement

Under the Registration Rights Agreement, the Company granted to ArcelorMittal and Mr. Skandalaris registration rights with respect to the shares of Common Stock that ArcelorMittal received in the ArcelorMittal Transaction and that Mr. Skandalaris previously owned. These registration rights grant to ArcelorMittal the right to require the company to file up to four registration statements at ArcelorMittal’s request.

Commercial Matters

Steel Supply and Services

In conjunction with the ArcelorMittal Transaction, ArcelorMittal Auto, a subsidiary of ArcelorMittal, and the Company entered into a five-year Steel Supply and Services Agreement. This agreement will automatically renew for additional five-year terms unless either party provides the other party with a written termination notice at least two years prior to the expiration of the initial term or any renewal term. However, if ArcelorMittal ever owns fewer than 4,687,500 shares of the Company’s Common Stock, ArcelorMittal Auto may terminate its supply upon two years prior notice and may terminate its services upon 18 months prior notice.

Under this agreement, ArcelorMittal Auto supplies all flat-rolled carbon steel products needed by the Company in its European production facilities. ArcelorMittal Auto has agreed to provide the Company with the most favorable pricing contemporaneously provided by ArcelorMittal Auto, with respect to similar volumes and on the same terms and conditions, to any European laser-welded-blanks competitor of the Company.

In addition, under the Steel Supply and Services Agreement ArcelorMittal Auto provides marketing, technical support, sales, credit risk, invoicing, collections, consulting and research and development services to the Company for its European business. ArcelorMittal Auto provides the sales, credit, invoicing and collection services to the Company at no additional charge. ArcelorMittal Auto further bears the credit risk on all sales of the Company’s European products. All research and development plans will be jointly agreed to by the Company and ArcelorMittal Auto. ArcelorMittal Auto will bear approximately the first €2.0 million of research and development cost each year. The Company will pay any cost in excess of €2.0 million. ArcelorMittal Auto will grant the Company a license to use the intellectual property that is developed on the same terms as provided in the parties’ Intellectual Property Licensing Agreement referred to below.

Contract Manufacturing Agreement

In conjunction with the ArcelorMittal Transaction, ArcelorMittal and the Company entered into a four-year Contract Manufacturing Agreement which may be extended one additional year at the Company’s option. Under the terms of the Contract Manufacturing Agreement, two ArcelorMittal subsidiaries in Belgium and Germany manufacture laser-welded blanks, unwelded blanks (with certain exceptions) and patch-welded blanks solely for two of the locations acquired by the Company in the ArcelorMittal Transaction. The manufacture of unwelded blanks under the agreement will terminate on December 31, 2008. Under the terms of the Contract Manufacturing Agreement, ArcelorMittal will charge the Company only for costs defined in the agreement. The pricing terms that ArcelorMittal will provide the Company for steel supply under the Steel Supply and Services Agreement will also apply to the steel provided under the Contract Manufacturing Agreement. To induce the Company to terminate the Contract Manufacturing Agreement early and to free space within ArcelorMittal’s facilities, ArcelorMittal has granted the Company the option to take ownership of the laser-welding machines used by the two ArcelorMittal subsidiaries. Upon the Company’s removal of such machines, ArcelorMittal will reduce the $15.0 million subordinated note given by the Company to ArcelorMittal by an amount equal to $3.0 million multiplied by a fraction, the numerator of which equals the aggregate book value of the machines removed and the denominator of which equals the aggregate book value of all laser-welding machines at the two ArcelorMittal subsidiaries.

Intellectual Property Assignment; Intellectual Property License Agreement

As part of the ArcelorMittal Transaction, ArcelorMittal transferred to one of the Company’s European affiliates certain intellectual property used in the ArcelorMittal Business by an Intellectual Property Assignment, and ArcelorMittal and the Company entered into an Intellectual Property License Agreement. Under the Intellectual Property License Agreement, the intellectual property used in the ArcelorMittal Business that was not transferred under Intellectual Property Assignment (subject to specific exceptions) is licensed to the Company. Under the Intellectual Property License Agreement, ArcelorMittal granted the Company a royalty free, perpetual exclusive license to use the specified patents and other intellectual property that were owned by ArcelorMittal and were used in the ArcelorMittal Business. ArcelorMittal retained the right to use these patents and other intellectual property outside of the field of laser-welded blanks. There are exceptions to the exclusivity of the license for certain uses by vehicle manufacturers and ArcelorMittal’s joint venture with Gestamp Automoción in Mexico and Spain. The license will convert from an exclusive license to a non-exclusive license upon the latter of: (a) the fifth anniversary of the closing; or (b) the date ArcelorMittal and its affiliates own fewer than 4,687,500 shares of the Company’s common stock (as adjusted for stock splits, stock dividends or similar events affecting all Company stockholders equally).

Support Services for the Business

Under a Transition Services Agreement between the Company and ArcelorMittal, ArcelorMittal provides all reasonable transition services, as previously furnished to the ArcelorMittal Business, that the Company needs to efficiently manage the ArcelorMittal Business while integrating the laser-welded blank properties and assets into the Company’s business. These services include, among other things, information technology, human resources administration, electrical and other utility service (where legally and contractually permitted), accounting and tax services, purchasing and business development. The Company has agreed to provide ArcelorMittal all reasonable transition services that ArcelorMittal needs in order to fulfill any contractual or other obligation not transferred to the Company that would, but for the transaction, be fulfilled by ArcelorMittal using the laser-welded blank properties and assets. The term of the Transition Services Agreement is three years, except for ArcelorMittal’s provision of information technology-related services, which will be for a term of four years. Either party may terminate the receipt of any specific service provided to it on at least 90 days notice. The price of ArcelorMittal’s services to the Company is not to exceed €3.3 million for the first two years after the closing.

Tailored Blank Business of Powerlasers

The ArcelorMittal Business acquired by the Company in the ArcelorMittal Transaction did not include the tailored blank business conducted by Powerlasers. Powerlasers is owned by Dofasco, Inc., a Canadian steel producer that ArcelorMittal acquired in February 2006. The stock of Dofasco is held for ArcelorMittal’s benefit by a Dutch trust, the directors of which previously declined to approve ArcelorMittal’s request to sell Dofasco to a German buyer. The directors of the Dutch trust control the decision to sell any Dofasco assets, including Powerlasers. Under the Share Purchase Agreement for the ArcelorMittal Business, the parties agreed that, subject to certain conditions, if and when ArcelorMittal is permitted to directly or indirectly sell the shares of Powerlasers to the Company, the Company would purchase the Powerlasers shares from ArcelorMittal (or from Dofasco, as the case may be). The Company has received notice from ArcelorMittal that ArcelorMittal is now permitted to directly or indirectly sell the shares of Powerlasers.

The Share Purchase Agreement for the ArcelorMittal Business provided that the purchase price for Powerlasers would be $50.0 million, subject to adjustment if the 2006 earnings before interest, taxes, depreciation and amortization (“EBITDA”) of Powerlasers is less than Cdn $7,750,000. In that case, the purchase price would be $50.0 million less the U.S. dollar equivalent of the product of (1) 6.5 times (ii) the difference between Cdn $7,750,000 and the 2006 EBITDA of Powerlasers. The agreement provided that the price would be payable in the form of a one-year promissory note bearing interest at the prime rate and subordinated in favor of the Company’s senior credit facilities.

The Share Purchase Agreement for the ArcelorMittal Business provides that ArcelorMittal would represent and warrant to the Company that: (1) the Powerlasers business, assets and assumed liabilities as of the closing do not include any liabilities other than (i) trade payables (other than transaction costs) and employment liabilities related to the employees of Powerlasers and (ii) other liabilities against which ArcelorMittal would indemnify the Company; and (2) Powerlasers has sufficient, positive net working capital to continue operation of its business consistent with past practice.

The agreement for the acquisition of Powerlasers is also required to contain substantially the same representations, warranties and conditions as the Share Purchase Agreement for the ArcelorMittal Business, except that the Powerlasers agreement would include reasonable adjustments based on the smaller size of the Powerlasers transaction, and would not include a material adverse change condition, except with respect to any event occurring in 2007 that would have a material adverse effect (other than a reduction in EBITDA) on the Powerlasers business, considered as a whole.

Convertible Loan

On March 19, 2008, the Company entered into a Securities Purchase Agreement with ArcelorMittal pursuant to which ArcelorMittal agreed to provide subordinated debt financing to the Company in the form of a convertible subordinated loan in the principal amount of $50 million. The Convertible Loan transaction closed on March 20, 2008, and the Convertible Loan is evidenced by a Convertible Subordinated Note dated March 20, 2008 that matures on March 20, 2013.

The Convertible Subordinated Note is convertible into shares of the Company’s Common Stock, in whole or in part, from time to time until March 13, 2013. The Convertible Subordinated Note initially is convertible into shares of Common Stock at $15.75 per share, a price equal to a 25% premium over the simple average of each trading day’s volume-weighted average price (“Average Price”) from and including January 15, 2008 to and including February 15, 2008 (the “Initial Conversion Price”), subject to adjustment as follows. On each of June 30, September 30, and December 31, 2008 and March 31, 2009 (each, a “Reset Date”), the conversion price will adjust to the lower of (i) the conversion price in effect at such Reset Date and (ii) a 30% premium over the Average Price for the 30 days ending on the last trading day immediately preceding such Reset Date (but not below a 30% premium over an Average Price of $8.00, i.e., $10.40 per share); provided that, in the absence of approval by the Company’s stockholders, in no event will the number of shares issuable upon conversion equal or exceed 20% of the Company’s outstanding shares on March 20, 2008, the date of disbursement of the loan. Accordingly, partial conversions of the Convertible Subordinated Note are permitted. The conversion price also is subject to adjustment, from time to time, in certain events, including upon any stock split, stock dividend, recapitalization or otherwise, or the issuance of shares of Common Stock or options or other securities convertible into or exchangeable for shares of Common Stock at a price per share, or a conversion or exchange price per share, less than the conversion price of the Convertible Subordinated Note then in effect. Upon conversion, the amount to be converted also will include accrued and unpaid interest, if any, and late charges, if any, with respect to the principal and interest converted.

Pursuant to the Securities Purchase Agreement, the Company has agreed: (a) at the next annual meeting of the Company’s stockholders, to submit for approval a proposal to allow the issuance of the shares upon conversion in accordance with NASDAQ Marketplace Rule 4350(i) and to use its best efforts to solicit its stockholders’ approval of such issuance and to cause its Board of Directors to recommend to the stockholders that they approve such proposal; (b) to avail itself of the “controlled company” exemption regarding corporate governance requirements under the NASDAQ listing requirements at any time that ArcelorMittal’s beneficial ownership (including shares held by ArcelorMittal’s affiliates) exceeds 50% of the outstanding shares of Common Stock; and (c) promptly following the designation by ArcelorMittal of nominees to serve on the Company’s Board of Directors and board committees (the “Nominees”), to use its best efforts to cause the Nominees to be duly elected to fill vacancies on the Board of Directors in accordance with the Standstill and Stockholder Agreement, as amended by the Agreement and Waiver referred to below.

In connection with the closing under the Securities Purchase Agreement, the Company, ArcelorMittal and Mr. Skandalaris also entered into an Agreement and Waiver which waived the applicability to ArcelorMittal of the standstill provisions and other provisions of the Standstill and Stockholders Agreement. The Company, ArcelorMittal and Mr. Skandalaris also entered into a First Amendment to Registration Rights Agreement (the “Amendment to Registration Rights Agreement”), which amended the Registration Rights Agreement, dated August 31, 2007, to provide that the Convertible Subordinated Note and the shares issuable upon its conversion are included as securities that ArcelorMittal may require the Company to register.

Our Board of Directors approved the Convertible Loan transaction.

Subordinated Loan for European Operations

On March 28, 2008, Noble European Holdings B.V. (“Noble BV”), a subsidiary of Noble the Company, entered into a Letter Agreement (the “Letter Agreement”) with BNP Paribas (“BNP”) and ArcelorMittal with respect to the Facilities Agreement dated as of August 31, 2007 by and among Noble BV, certain of its subsidiaries named therein and BNP as arranger, agent, security agent and lender (the “European Credit Agreement”).

Pursuant to the Letter Agreement, the lenders under the European Credit Agreement agreed to, among other things, (i) waive breaches relating to the failure to timely deliver financial statements for the year ended December 31, 2007, an accompanying compliance certificate and an annual budget for 2008 and (ii) waive certain financial covenants for the period ended December 31, 2007.

The waivers provided by the lenders were subject to several conditions, including, without limitation, that Noble BV provide a prepayment in the amount of €20,000,000 no later than May 2, 2008, which prepayment must be funded by the proceeds of a subordinated loan provided to Noble BV by ArcelorMittal or one of its affiliates (the “Subordinated ArcelorMittal Loan”). The waiver grants by the Letter Agreement would expire and be of no further force or effect if these or any other stated conditions failed to occur. In the event of expiration of the waivers, an Event of Default would occur pursuant to the terms of the European Credit Agreement.

On May 2, 2008 Noble European Holdings B.V. and ArcelorMittal entered into and funded the Subordinated ArcelorMittal Loan. The Subordinated ArcelorMittal Loan requires semi-annual payments of interest at the rate of EURIBOR plus 180 basis points, which matches the interest rate under the European Credit Agreement, and is payable in full within 10 days after expiration or termination of the European Credit

Agreement. The European Credit Agreement is scheduled to terminate on August 31, 2012. As a result of the consummation of the Subordinated ArcelorMittal Loan, the waivers granted by the lenders are still in effect.

Severance Agreement with Robert Skandalaris

In April, 2008, we entered into a severance and release agreement with Robert Skandalaris, our former chairman. See “Other Post Employment Payments” in the Compensation Discussion and Analysis in this proxy statement for details of the severance and release agreement. Our Board of Directors approved the severance and release agreement with Mr. Skandalaris.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2009 annual meeting of stockholders must submit the written proposal to us no later than January 31, 2009. Stockholders who intend to present a proposal at the 2009 annual meeting of stockholders without inclusion of such proposal in our proxy materials are required to provide notice of such proposal to us no later than April 15, 2009. The persons named in our proxy for our annual meeting of stockholders to be held in May 2009 may exercise discretionary voting power with respect to any such proposal as to which we do not receive timely notice. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

EXPENSES AND SOLICITATION

Noble will pay the cost of soliciting proxies. Directors, officers and employees of Noble may solicit proxies on behalf of Noble in person or by telephone, facsimile or other means.

In accordance with the regulations of the SEC and the NASDAQ, Noble also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Noble common stock.

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporated these reports by reference in another filing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. To read or obtain copies of our SEC filings, you may visit the SEC in person, request the documents in writing at prescribed rates or view our filings on the SEC website at:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

(800) SEC-0330

www.sec.gov

Statements contained in this proxy statement are qualified in all respects by reference to the copy of the relevant agreement referenced in this proxy statement.

If you would like additional copies of this proxy statement, or if you have questions about any of the proposals to be voted on at the annual meeting, you should contact:

Noble International, Ltd.

Attn: Andrew J. Tavi

Corporate Secretary

840 W. Long Lake Road, Suite 601

Troy, Michigan 48098 (USA)

(248) 519-0700

You can also find additional information about us at our Internet website at: http://www.nobleintl.com/home.html. Information contained on our Internet website does not constitute part of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this proxy statement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superseded by information contained in this proxy statement or incorporated by reference to a subsequent document that we filed with the SEC. This proxy statement incorporates by reference the following documents:

•	our annual report on Form 10-K and Form 10-K/A filed on April 14, 2008 and April 29, 2008 for the year ended December 31, 2007;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008; and

•	any documents we file with the SEC prior to the 2008 annual meeting of stockholders.

You may request a copy of any document incorporated by reference herein at no cost, by writing or calling us at the following address:

Noble International, Ltd.

Attn: Andrew J. Tavi

Corporate Secretary

840 W. Long Lake Road, Suite 601

Troy, Michigan 48098 (USA)

(248) 519-0700

You should only rely on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone else to provide you with different information.

ANNUAL REPORT

Our annual report to stockholders for the year ended December 31, 2007 and our quarterly report on Form 10-Q for our first fiscal quarter of 2008, accompany this proxy statement. You may request a copy of our annual report on Form 10-K, as amended, and quarterly report on Form 10-Q, at no cost, including financial statements and financial statement schedules filed with the SEC, by contacting us at the address or telephone number set forth above.

REQUEST TO RETURN PROXIES PROMPTLY

A Proxy is enclosed for your use. Please mark, date, sign and return the Proxy at your earliest convenience or vote through the telephone or Internet procedures set forth on the proxy card. The Proxy requires no postage if mailed in the United States in the postage-paid envelope provided. A prompt return of your Proxy will be appreciated.

By Order of the Board of Directors,

Andrew J. Tavi,
Secretary

Troy, Michigan

June 17, 2008

NOBLE INTERNATIONAL, LTD. PROXY—2008 ANNUAL MEETING

Solicited on behalf of the Board of Directors for the Annual Meeting on July 17, 2008

The undersigned, a Stockholder of Noble International, Ltd., a Delaware corporation, appoints each of Thomas E. Saeli and Andrew J. Tavi, individually as his, her or its true and lawful agent and proxy, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Noble International, Ltd. to be held at the Hilton Detroit/Troy-Auburn Hills, 5500 Crooks Road, Troy, Michigan 48098 on Thursday, July 17, 2008 at 10:00 a.m., and any adjournment(s) thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated June 17, 2008, receipt of which is acknowledged by the undersigned:

NOBLE INTERNATIONAL, LTD.

June 17, 2008
Co. #		Acct. #
PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL. Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE ONLY). Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET. Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS •

ITEM 1: ELECTION OF DIRECTORS

	FOR all nominees		WITHHOLD AUTHORITY
	(Except as listed below)		(As to all nominees.)

Nominees:	Richard P. McCracken, Jean-François Crancée, Jean-Luc Maurange, Philippe Landron, Gerard Picard, James R. Thomas, and Thomas E. Saeli

Instruction:	To withhold authority to vote for any individual nominee(s), write that nominee’s name in the space provided below.

ITEM 2: PROPOSED ISSUANCE OF COMMON STOCK TO ARCELORMITTAL UPON CONVERSION OF NOBLE’S 6.00% CONVERTIBLE SUBORDINATED NOTE DUE MARCH 20, 2013 TO THE EXTENT THE NUMBER OF SHARES ISSUED EQUALS OR EXCEEDS 20% OF NOBLE’S COMMON STOCK OUTSTANDING AS OF MARCH 20, 2008

	FOR	AGAINST	ABSTAIN

ITEM 3: RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 4: ADJOURNMENT

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR Proposals 1, 2, 3 and 4, and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

DATED:	, 2008

Signature of Stockholder

Signature of Stockholder

PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY

Trustees, Guardians, Personal and other Representatives, please indicate full titles.